 OPTION AND JOINT VENTURE AGREEMENT

THIS AGREEMENT dated as of April 1, 2004.

B E T W E E N:

J-PACIFIC GOLD INC.
("J-Pacific")

- and -

JIPANGU INC.
("Jipangu")

WHEREAS:

A. J-Pacific owns and/or has interests in the Property described in Schedule B and wishes to grant Jipangu the sole and exclusive option to earn up to a 50% interest therein on the terms and conditions herein contained.
B. If Jipangu earns an interest in the Property as hereinafter provided the parties will form a Joint Venture for the purpose of exploring for and, if warranted, developing and bringing the Property into Commercial Production.

NOW THEREFORE for value received the parties agree as follows:

SECTION 1
INTERPRETATION
1.1 Defined Terms. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed thereto in Schedule A hereto and "Agreement" where used herein means this Option and Joint Venture Agreement.

1.2 Headings and References. The division of this Agreement into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement. Unless otherwise specified, references to sections and schedules are to sections of, and schedules to, this Agreement.

1.3 Currency. All references herein to dollar amounts are references to United States currency.

1.4 Schedules. The following schedules attached hereto form part of this Agreement:
Schedule A - Definitions
Schedule B - Description of the Property
Schedule C - Joint Venture Terms and Conditions
Schedule D - Net Smelter Return Royalty

SECTION 2
GRANT AND EXERCISE OF OPTIONS
2.1 Grant. J-Pacific hereby grants to Jipangu the sole and exclusive working right and option to acquire an undivided 50% right, title and interest in and to (i) the Golden Trend Claims (the "Golden Trend Option") and (ii) the HC Claims (the "HC Option"), in accordance with and subject to the provisions hereof.

2.2 Payments. In consideration for the grant of the Options, Jipangu will pay to J-Pacific on the date hereof the sum of $150,000. Thereafter, Jipangu will pay J-Pacific:
(a) on or before the first anniversary of the date hereof, the sum of $150,000;
(b) on or before the second anniversary of the date hereof, the sum of $200,000; and
(c) on or before the third anniversary of the date hereof, the sum of $200,000;
unless, on or before any such date, the Options have been exercised or terminated by Jipangu in accordance with the provisions hereof.

2.3 Expenditures - Golden Trend Option. To maintain the Golden Trend Option in full force and effect hereafter, Jipangu must incur or fund, on or before the dates indicated below, Expenditures on or in respect of the Golden Trend Claims in the amount of:
(a) on or before the first anniversary of the date hereof, a minimum of $400,000;
(b) on or before the second anniversary of the date hereof, a minimum of $1,000,000 (on a cumulative basis);
(c) on or before the third anniversary of the date hereof, a minimum of $1,800,000 (on a cumulative basis); and
(d) on or before the fourth anniversary of the date hereof, a minimum of $2,750,000 (on a cumulative basis).

2.4 Expenditures - HC Option. To maintain the HC Option in full force and effect hereafter, Jipangu must incur or fund, on or before the dates indicated below, Expenditures on or in respect of the HC Claims in the amount of:
(a) on or before the first anniversary of the date hereof, a minimum of $300,000;
(b) on or before the second anniversary of the date hereof, a minimum of $700,000 (on a cumulative basis);
(c) on or before the third anniversary of the date hereof, a minimum of $1,150,000 (on a cumulative basis); and
(d) on or before the fourth anniversary of the date hereof, a minimum of $1,750,000 (on a cumulative basis).

2.5 Idem. For the purposes of Sections 2.3 and 2.4: (i) Expenditures made or funded in a particular period which exceed the Expenditures required to be made or funded to maintain the applicable Option in good standing beyond such period will be credited as Expenditures made or funded in the next subsequent period or periods; (ii) at any time during the Option Period, in lieu of making or funding Expenditures Jipangu may pay to J-Pacific a sum of money equivalent in value to the Expenditures with respect to which Jipangu wishes to receive credit as having been made or funded and, upon the making of such payment, such Expenditures will be deemed to have been made and funded; and (iii) in calculating the amount of Expenditures made or funded, Jipangu will be entitled to include therein amounts paid to J-Pacific on account of management fees (such amounts not to exceed in any year during the Option Period 10% of the aggregate Expenditures made or funded in such year pursuant to Sections 2.3 and 2.4).

2.6 Exercise and Vesting of Golden Trend Option. If Jipangu has made the payments referred to in Section 2.2 (to the extent provided for therein) and incurred or funded the Expenditures referred to in Section 2.3 in accordance with the provisions hereof, Jipangu will have exercised the Golden Trend Option and thereby have earned an undivided 50% right, title and interest in and to the Golden Trend Claims (except to the extent any of the same have been surrendered or lapsed in accordance with the provisions hereof).

2.7 Exercise and Vesting of HC Option. If Jipangu has made the payments referred to in Section 2.2 (to the extent provided for therein) and incurred or funded the Expenditures referred to in Section 2.4 in accordance with the provisions hereof, Jipangu will have exercised the HC Option and will thereby have earned an undivided 50% right, title and interest in and to the HC Claims (except to the extent any of the same have been surrendered or lapsed in accordance with the provisions hereof).

2.8 Formation of Joint Venture. If one or more Options is exercised hereunder, J-Pacific and Jipangu will be deemed, on the first such exercise, to have formed a Joint Venture on the terms and conditions contained in Schedule C for the purposes of further exploring the property to which each such exercised Option relates and, if deemed warranted, bringing the same into Commercial Production. Upon the formation of such Joint Venture, each party will have an equal 50% Participating Interest therein.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF J-PACIFIC

3.1 Representations and Warranties of J-Pacific. J-Pacific represents and warrants as set out in this Section 3.1 and acknowledges that Jipangu has entered into this Agreement in reliance thereon:

(a) Existence and Authority. J-Pacific is duly incorporated and organized and is a subsisting corporation under the laws of British Columbia and has the corporate power and authority to enter into this Agreement and perform its obligations hereunder.
(b) Golden Trend Resources. Golden Trend Resources is duly incorporated and organized and is a subsisting corporation under the laws of Nevada; J-Pacific is the registered and sole beneficial owner of all of the outstanding securities of Golden Trend Resources.
(c) Ownership and Title. Record title to the Golden Trend Claims and to the HC Claims (other than the KM Exploration Claims) is vested solely in Golden Trend Resources; record title to the KM Exploration Claims is vested solely in KM Exploration LLC, a Nevada limited liability company, subject to the KM Exploration Letter Agreement. Other than this Agreement, neither J-Pacific nor Golden Trend Resources has entered into any agreement or is party to any arrangement or understanding to option, lease, transfer or otherwise dispose of the Property or any part thereof or interest therein. To the best of J-Pacific's knowledge, other than the KM Exploration Letter Agreement, KM Exploration LLC has not entered into any agreement and is not party to any arrangement or understanding to option, lease, transfer or otherwise dispose of the KM Exploration Claims or any part thereof or interest therein.
(d) Good Standing of Claims. The Golden Trend Claims and the HC Claims have been validly and properly located, staked and recorded in accordance with all applicable Laws, are in good standing and no taxes, assessments, fees, rentals or other charges are due in respect thereof.
(e) Status of Material Agreements. Each of the Rubicon Resources Deed and the KM Exploration Letter Agreement is a legal, valid and binding obligation, enforceable in accordance with its terms (except as enforcement thereof may be limited by events of insolvency and the availability of equitable remedies). Each of Golden Trend Resources and J-Pacific has taken all actions and made all payments required to be taken or made by it on or before the date hereof under such deed and such agreement and has otherwise performed and complied with all of its respective covenants and obligations thereunder and no party thereto has given any notice of termination thereunder or taken any steps to terminate either of the same.
(f) Absence of Charges. Except for the net smelter returns royalty in favour of Rubicon Resources Inc. referred to in the Rubicon Resources Deed, J-Pacific owns the Property (other than the KM Exploration Claims) free and clear of all security interests, liens, charges and encumbrances and obligations and liabilities to third parties, including, without limitation, royalties or other payments in the nature of a royalty, adverse claims, orders or judgments. To the best of J-Pacific's knowledge, except for the net smelter return royalty interest in favour of KM Exploration LLC referred to in the KM Exploration Letter Agreement, the KM Exploration Claims are not subject to any security interest, lien, charge, encumbrance, obligation or liability to third parties, including, without limitation, royalties or other payments in the nature of a royalty, adverse claims, orders or judgments.
(g) Environmental Matters. All operations conducted by J-Pacific and Golden Trend Resources on the Property have been conducted in compliance with applicable laws, regulations or orders relating to environmental matters including, without limitation, waste disposal and storage.
(h) Work Orders, etc. There are no outstanding orders or directions issued under applicable laws, regulations or orders relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Property and J-Pacific and Golden Trend Resources have not received notice that any such orders or directions are pending.
(i) Claims and Proceedings. There are no outstanding claims, actions or proceedings (judicial, regulatory or administrative) alleging any violation by J-Pacific, Golden Trend Resources or KM Exploration LLC of any Laws relating to the Property or which, if successful, would or could affect the right, title and/or interests of J-Pacific, Golden Trend Resources or KM Exploration LLC in the Property, and, to J-Pacific's knowledge, no such claims, actions or proceedings are pending or threatened.

SECTION 4
MANAGEMENT COMMITTEE

4.1 Management Committee. On execution of this Agreement, the parties will establish the Management Committee consisting of two representatives of J-Pacific and one representative of Jipangu. Either party may at any time change any of its representatives on the Management Committee by written notice given to the other party.

4.2 Mandate. The Management Committee will be responsible for managing the exploration work to be carried out by J-Pacific on the Property during the Option Period, considering annual programs and budgets proposed by J-Pacific for exploration work and, if appropriate, approving the same with such modifications as it deems fit, reviewing ongoing results of exploration work, considering revisions or amendments to approved programs and budgets, and formulating general policies and directions to be considered by J-Pacific in the conduct of exploration work on the Property; provided, however, during the Option Period:

(a) the programs and budgets relating to Expenditures on the Golden Trend Claims will provide for the conduct and completion of a minimum of 60,000 feet of drilling thereon; and
(b) the programs and budgets relating to Expenditures on the HC Claims will provide for the conduct and completion of a minimum of 40,000 feet of drilling thereon.

4.3 Meetings. The Management Committee will meet at least annually. The Management Committee will make its decisions by majority vote, except with respect to the abandonment or lapse of any claims included in the Property on the date hereof, which decisions shall be unanimous.

SECTION 5
OPTION PERIOD COVENANTS
5.1 Covenants of Jipangu. During the Option Period, Jipangu covenants as set out in this Section 5.1:

(a) Maintenance Fees and Advanced Royalties - Golden Trend Claims. If and to the extent the Golden Trend Option has not been exercised or terminated by Jipangu, Jipangu will pay to J-Pacific (or provide J-Pacific with reimbursement therefor):
(i) all such annual claim maintenance fees as are required under applicable law at any time and from time to time to keep the Golden Trend Claims in good standing (except to the extent any of the same have been surrendered or lapsed by a unanimous decision of the Management Committee); and
(ii) all such amounts as are payable by J-Pacific annually by way of advanced royalties or otherwise pursuant to the Rubicon Resources Deed.
(b) Maintenance Fees and Advanced Royalties - HC Claims. If and to the extent the HC Option has not been exercised or terminated by Jipangu, Jipangu will pay to J-Pacific (or provide J-Pacific with reimbursement therefor):
(i) all such annual claim maintenance fees as are required under applicable law at any time and from time to time to keep the HC Claims in good standing (except to the extent any of the same have been surrendered or lapsed by a unanimous decision of the Management Committee); and
(ii) all such amounts as are payable by J-Pacific annually by way of advanced royalties or otherwise pursuant to the KM Exploration Letter Agreement.

5.2 Covenants of J-Pacific. During the Option Period, J-Pacific covenants as set out in this Section 5.2:

(a) Maintenance of Claims. J-Pacific will, and will cause Golden Trend Resources to, (i) make all required claim maintenance payments within the time periods prescribed therefor, (ii) file all necessary notices, reports and/or assessment work on or in respect thereof in accordance with applicable Laws, (iii) obtain and maintain any required exploration and/or environmental bonds, and (iv) carry out work in a manner which maintains the Property free and clear of all security interests, liens, charges and encumbrances which could result from its or their activities.
(b) Ownership of Claims. J-Pacific will cause Golden Trend Resources to maintain ownership of all claims included within the Property owned by it free and clear of all security interests, liens, charges and other encumbrances, and will not do, and will not permit Golden Trend Resources to do or permit to be done, any act which would cause the Property or the rights or interests of J-Pacific or Golden Trend Resources therein to become subject to any security interest, lien, charge or other encumbrance, or to be endangered, cancelled, terminated, forfeited, surrendered or which would cause J-Pacific or Golden Trend Resources to be in default, or liable for any damage, claim or penalty with respect thereto.
(c) Payments. J-Pacific will promptly remit to the payees entitled thereto all payments and other amounts received from Jipangu pursuant to Section 5.1 (a) and (b).
(d) Golden Trend Resources. J-Pacific will make, or cause Golden Trend Resources to make, all such filings and payments and to do all such other things as are required to maintain the corporate existence in good standing of Golden Trend Resources in all jurisdictions where such company carries on business. J-Pacific will maintain ownership of all outstanding securities of Golden Trend Resources and, except with the prior written consent of Jipangu, will not enter into any agreement or understanding, or permit Golden Trend Resources to enter into any agreement or understanding, with any party for the transfer or other disposition of any of such securities or grant or permit to exist any security interest, lien, charge, encumbrance therein.
(e) Material Agreements. J-Pacific will cause Golden Trend Resources to perform and observe all covenants to be performed and observed by Golden Trend Resources under the Rubicon Resources Deed and the KM Exploration Letter Agreement and will not do, or permit Golden Trend Resources to do, any act which would cause such deed or such agreement or the rights of J-Pacific or Golden Trend Resources thereunder to be endangered, cancelled, terminated, forfeited, surrendered or which would cause J-Pacific or Golden Trend Resources to be in default, or liable for any damage, claim or penalty thereunder.
(f) Definitive Mining Lease and Purchase Option Agreement. J-Pacific will use its reasonable best efforts to settle with KM Exploration LLC the terms and conditions of the definitive mining lease with option to purchase agreement referred to in the KM Exploration Letter Agreement and to have the same executed and delivered by the parties thereto as soon as is reasonably practicable and in any event no later than September 1, 2004.
(g) Conduct of Mining Operations. J-Pacific will carry out, or cause Golden Trend Resources to carry out, work on the Property in a good and workmanlike manner in accordance with good practice in the mining industry, in compliance with all applicable Laws and in accordance with programs and budgets approved by the Management Committee hereunder.
(h) Record-keeping. J-Pacific will keep, or will cause Golden Trend Resources to keep, separate records, including separate financial records, relating to all Expenditures made or incurred on or in respect of the Property and will provide Jipangu upon request and within a reasonable time period with an accounting thereof.
(i) Information and Reporting. J-Pacific will permit Jipangu and its authorized representatives at all reasonable times on reasonable advance to have access to and to inspect all information and data pertaining to the Property in its possession or under its control, including all information, data, files, records, maps, charts, photographs, sample drill logs, drill cores and related items which relate to exploration work on the Property. Within 90 days of each year-end, J-Pacific will provide Jipangu with an annual report, disclosing all significant results and technical data learned or obtained in connection with exploration work on the Property during such year, as well as a breakdown of all Expenditures and other costs incurred in connection therewith.
(j) Access to Property. J-Pacific will permit Jipangu and its authorized representatives to have access, at Jipangu's sole risk and expense, to the Property at all reasonable times on reasonable advance notice.

5.3 Abandonment. J-Pacific may unilaterally abandon or allow to lapse any mining claims included within the Property on 30 days prior notice to Jipangu. If, within 30 days of receipt of such notice, Jipangu requests J-Pacific to transfer to it any of such claims, J-Pacific will forthwith transfer the same to Jipangu (at Jipangu's expense) in accordance with Section 5.3. Claims abandoned or allowed to lapse or transferred to Jipangu in accordance with the foregoing will automatically cease to constitute part of the Property.

5.4 Transfer of Claims. Any mining claims transferred to Jipangu must be free and clear of all security interests, liens, charges and encumbrances of any kind whatsoever arising from J- Pacific's exploration work thereon. J-Pacific will indemnify and save harmless Jipangu from and against all suits, claims, demands, liabilities, losses and expenses which Jipangu may suffer, incur or sustain resulting or arising from J-Pacific's exploration work thereon or in respect of such claims. The provisions of this Section 5.3 will survive termination of this Agreement and the formation of any Joint Venture.

SECTION 6
DISPOSITION OF INTERESTS

6.1 General. Neither party may transfer or otherwise dispose of its interest in this Agreement and the Property ("Interest") (whether directly or indirectly, including through the sale of a subsidiary, or otherwise) except in accordance with the terms of this Agreement or with the prior written consent of the other party, such consent not to be unreasonably withheld. A purported transfer of any Interest in violation of this Agreement is void.

6.2 Transfer to Wholly-Owned Subsidiaries.

(a) A party may assign and transfer its Interest to a wholly-owned direct or indirect subsidiary provided that, at or prior to the time of such transfer, such party notifies the other party of such transfer and the transferee undertakes and agrees with the parties hereto in writing to be bound by and to observe, perform and comply with the terms of this Agreement, including the provisions of this Section 6, and to assume all of the liabilities and obligations of the transferor under this Agreement, whether accruing before or becoming due after such transfer and assignment. The transferor and transferee will execute such agreements or documents as may be reasonably required in this regard by the other parties hereto.
(b) Any subsequent transfer by a party of control over a wholly-owned subsidiary will be void if the effect of such transfer is to avoid the application thereafter of this Section 6.

SECTION 7
TERMINATION

7.1 Termination. This Agreement will automatically terminate with respect to an Option if at any time during the Option Period Jipangu fails to incur the Expenditures required to be incurred under Sections 2.3 or 2.4 to maintain such Option in good standing or fails to make the payments required to be made under Section 2.2, in each case on or before the last date by which any of the same are required thereunder to be incurred; provided, however, that such termination will not relieve Jipangu of the obligation to make the payment referred to in Section 2.2(a), make or fund the Expenditures referred to in Sections 2.3(a) and 2.4(a) and make the payments referred to in Sections 5.1(a) and/or (b) (to the extent the same have then accrued or become due).

7.2 Termination by Jipangu. At any time after the first anniversary of this Agreement, and provided Jipangu shall have made the payment referred to in Section 2.2(a), incurred or funded Expenditures in the amounts referred to in Sections 2.3(a) and 2.4(a) and made the payments referred to in Section 5.1(a) and (b) (to the extent the same have then accrued or become due), Jipangu may, subject to Section 7.3, terminate one or more Options on 60 days' written notice of termination delivered to J-Pacific; provided, however, that such notice will not be effective unless it shall be accompanied by payment to J-Pacific of all amounts which are, or on or before the expiry of such 60 day period will be, due and outstanding under Sections 2.2 and 5.1.

7.3 Idem. If a notice of termination of an Option is delivered at any time when a program and budget for Expenditures relating thereto for the purposes of Section 2.3 or 2.4 has been approved by the Management Committee in accordance with the provisions hereof but has not yet been completed, such notice will not be effective until Jipangu has incurred such Expenditures or made a payment to J-Pacific in an amount sufficient to enable the completion thereof.

7.4 Termination of Agreement. This Agreement will terminate when both Options have been terminated in accordance with the provisions hereof. The provisions of Sections 5.3, 7, 8.2 and 8.4 will survive termination and continue in full force and effect.

SECTION 8
GENERAL

8.1 Force Majeure. Time is of the essence of each provision hereof; provided, however, that no right of a party will be affected for failure or delay of the party to meet any condition or perform any obligation under this Agreement, where such failure or delay is caused by or arises out of any act or failure to act not within the control of such party (other than by reason of lack of funds) and all times provided for in this Agreement will be extended for a period commensurate with the period of such delay.

8.2 Confidential Information. All Confidential Information provided to or received by a party from another party, whether before or after the date of this Agreement, is and will be treated as confidential. A party will not disclose Confidential Information to third parties, whether by way of press release or otherwise, except and to the extent the disclosure is required by law, stock exchange rules or a regulatory authority having jurisdiction or the disclosure is consented to by the other party (the "Non-Disclosing Party"); consent of such Non-Disclosing Party will not be unreasonably withheld or delayed in view of the parties' timely disclosure obligations. Without limiting the foregoing, it shall be reasonable for a Non-Disclosing Party to withhold its consent to the issuance of a press release if it has not been provided with an advance draft copy of such press release and an opportunity to consider and comment thereon. Where disclosure is required by law, stock exchange rules or a regulatory authority having jurisdiction, a party will, if permitted by such law, stock exchange rule or regulatory authority, use its reasonable best efforts to provide a copy of the information to be disclosed to the Non- Disclosing Party in advance of its disclosure and make such reasonable changes thereto as may be requested by the Non-Disclosing Party.

8.3 Registration. A party will be entitled to register this Agreement or notice thereof against the Property, and each party will cooperate in effecting the registration of any such notice and execute any documentation required in connection therewith.

8.4 Indemnification. Each of J-Pacific and Jipangu (either, an "indemnifying party") will indemnify and save harmless the other from and against all suits, claims, demands, liabilities, losses and expenses which the other may suffer, incur or sustain resulting or arising from an act or thing done or omitted to be done by the indemnifying party in relation to the Property or this Agreement, including any breach or alleged breach of Laws, any non-fulfillment of any covenant or agreement or any misrepresentation or breach of warranty by or of the indemnifying party contained in the Agreement. The provisions of this Section 8.4 will survive termination of this Agreement and the formation of any Joint Venture.

8.5 Arbitration. Any dispute or difference between the parties concerning this Agreement which cannot be settled by them will be submitted to a single arbitrator pursuant to the provisions of the Commercial Arbitration Act (British Columbia) or, if the parties cannot agree upon a single arbitrator, to three arbitrators, one appointed by each of the parties and the third appointed by the arbitrators appointed by the parties. The place of arbitration will be Vancouver, British Columbia or such other place as the arbitrator or arbitrators shall determine.

8.6 Notice. Any notice or other communication under this Agreement to a party must be given in writing and delivered personally or sent by facsimile, addressed as follows:

(i) if to J-Pacific, to:
J-Pacific Gold Inc.
Suite 1440, 1166 Alberni Street
Vancouver, B.C.
Canada V6E 3Z3
Attention: President
Facsimile: +604 684-6678

(ii) if to Jipangu, to:
Jipangu Inc.
3-6-9 Kita-Shinagawa
Shinagawa-ku
Tokyo, Japan 140-0001
Attention: President
Facsimile: +813 3474-4679
with a copy to:
Davis & Company
2800 Park Place
Vancouver, B.C.
Canada V6C 2Z7
Attention: John M. Sibley
Facsimile: +604 687-1612

or to such other address, contact person or facsimile number as a party may specify by notice hereunder. Any such notice or communication, if delivered, will be deemed given when received, and if sent by facsimile, will be deemed given on the next business day following the date of transmission.

8.7 Miscellaneous.

(a) No Waiver. No failure to exercise, and no delay in exercising, any right or remedy hereunder will be deemed to be a waiver of that right or remedy or the right to require the full performance thereof at any later time. No waiver of any breach hereof will be deemed to be a waiver of any subsequent breach thereof.
(b) Assignment and Enurement. This Agreement will be binding upon and enure to the benefit of the parties' successors and permitted assigns; provided, however, that any assignment by any party of all or any portion of its rights or obligations hereunder will include a provision whereby the transferee agrees with the other parties to be bound by and to observe, perform and comply with the terms of this Agreement, including the provisions of Section 6, and to assume all of the liabilities and obligations of the transferor under this Agreement, whether accruing before or becoming due after such transfer and assignment. The transferor and transferee will execute such agreements or documents as may be reasonably required in this regard by the other parties hereto. No assignment will serve to release or discharge the transferor from any of the said liabilities or obligations, unless all of the rights and obligations of the transferor have been assigned to the transferee and the parties hereto have released the transferor.
(c) Severability. If any term of this Agreement is or becomes illegal, invalid or unenforceable, that term will not affect the legality, validity or enforceability of the remaining terms of this Agreement.
(d) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, discussions, undertakings, representations, warranties and understandings, whether written or oral.
(e) Amendment. No amendment, supplement or restatement of any provision of this Agreement is binding unless it is in writing and signed by each person which is a party to this Agreement at the time of such amendment, supplement or restatement.
(f) Further Assurances. Each party will from time to time promptly execute and deliver all further documents and take all further action necessary or appropriate to give effect to and perform the provisions and intent of this Agreement and to complete the transactions contemplated hereby.
(g) Counterparts. This Agreement and any amendment, supplement or restatement of any term of this Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered will be deemed to be an original and all of which together will constitute one and the same instrument, and may be delivered by facsimile.
(h) Governing Law. This Agreement is governed by and is to be construed and interpreted in accordance with the laws of British Columbia. Each party irrevocably attorns to the non- exclusive jurisdiction of the courts thereof.

IN WITNESS WHEREOF the parties have duly executed this Agreement.

J-PACIFIC GOLD INC.
By: __________________________
Name: Nicholas T. Ferris
Title: President and CEO

JIPANGU INC.
By: __________________________
Name: Tamisuke Matsufuji
Title: President

SCHEDULE A
DEFINITIONS

Capitalized terms used but not otherwise defined in the Option and Joint Venture Agreement and in the Schedules thereto have the following meanings:

"affiliate" has the meaning ascribed thereto in the Business Corporations Act (British Columbia).

"Approved Program" and "Program" have the respective meanings ascribed thereto in Section 8.1 of Schedule C to the Option and Joint Venture Agreement.

"Assets" means all tangible and intangible goods, chattels, improvements or other items acquired or held for use in connection with Mining Operations, other than the mining claims and other tenures comprising the Property, including, without limitation:

(a) all Mine and Plant and all other machinery and equipment, inventories, supplies, shelter, infrastructure, automotive and other support and repair equipment and tools, furniture and instruments and other tangible personal property;
(b) all mobile equipment and vehicles, including aircraft and telecommunications equipment;
(c) all business licences and all other licences and permits necessary for the use of the Assets in the carrying out of Mining Operations;
(d) all contracts and agreements relating to the carrying out of Mining Operations;
(e) cash in banks and other financial institutions and on hand, accounts receivable, prepaid expenses, inventory, consumable stores, mine and other supplies (including spare parts and tools) and any other assets of a working capital nature relating to the Joint Venture;
(f) all patents, trademarks, copyrights or other forms of intellectual property which may be established or obtained as a result of the conduct of Mining Operations; and
(g) all information, files, records, maps, charts, photographs, data, samples, drill logs and drill cores and related items which come into being as a result of Mining Operations.

"Commercial Production" means the commercial exploitation of Mineral Product mined from the Property; Commercial Production will be deemed to have commenced when a facility processing ores from the Property other than for testing purposes has operated for a period of 60 consecutive production days at not less than 60% of its monthly design capacity or other rate or quantity of production specified by the Management Committee as constituting the commencement of Commercial Production.

"Confidential Information" means all data and other information provided to or received by a party from another party except data and other information which a party is able to establish:

(a) was readily available to the public at the time such information was made available to it;
(b) became readily available to the public after the time such information was made available to it other than as a result of disclosure by a party in contravention of its obligations under the Option and Joint Venture Agreement or Schedule C thereto; or
(c) became readily available to a party on a non-confidential basis from a non-party provided such non-party was not bound by confidentiality obligations relating thereto.

"development work" means all work following the approval of a Feasibility Study expedient to develop and bring into production in accordance therewith any mineralized structure or deposit.

"Event of Force Majeure" means any act not within the control of a party, excluding lack of funds but including, without limitation, acts of God, strikes, lock-outs or other industrial disputes, acts of a public enemy, riots, fire, storm, flood, explosion, government restriction, failure to obtain any approvals required from regulatory authorities, including environmental protection agencies, unavailability of equipment, interference of persons primarily concerned with environmental or native rights issues and any other cause, whether of the kind enumerated herein or otherwise which is not reasonably within the control of the party.

"Expenditures" means all costs, expenses and charges, direct or indirect, of or incidental to Mining Operations determined, subject to the provisions hereof, in accordance with Canadian generally accepted accounting principles consistently applied, including during the Option Period, without limitation, the payments and fees referred to in Section 2.5 of the Option and Joint Venture Agreement and all payments, costs and charges paid or reimbursed pursuant to Section 5.1 of the Option and Joint Venture Agreement.

"exploration work" means all prospecting, surveying, geological, geophysical and geochemical surveys, drilling, trenching, underground development for exploration purposes, sampling, assaying, the acquisition of any property or property right that becomes part of the Property and all other work commonly regarded by normal mining industry standards as exploration work.

"Feasibility Study" means a report containing a description and analysis of the methods and costs and all other relevant aspects of bringing into production and operation a Mine and Plant on the Property, in such form and containing such information as a senior financial institution would reasonably require for the purposes of financing development work and a Mine and Plant on the Property, and including:

(a) an estimate of the recoverable reserves of minerals and the average composition and content thereof which may be produced from the Property;
(b) procedures for developing, mining and producing ore from the Property, including tailings disposal, and the obtaining of all requisite environmental and other permits in connection therewith;
(c) results of metallurgical tests, including concentrate grade and contents;
(d) the nature and extent of the machinery, equipment and other facilities proposed to be acquired and installed on the Property, or otherwise utilized, for the purposes of producing Mineral Product;
(e) an estimate of the total costs, including capital budget, required to implement the recommendations of the Feasibility Study and place the Property into production, including a schedule of the timing of the incurring of such costs;
(f) an economic evaluation of the proposed producing operations, taking into account all relevant factors and including an estimate of the financial return therefrom based on estimated market prices for the Mineral Product; and
(g) such other matters as the Management Committee and the author of the Feasibility Study consider appropriate.

"Golden Trend Claims" means the mining claims described in Schedule B-1 to the Option and Joint Venture Agreement, as the same may be reduced by claims abandoned or disposed of in accordance with Section 5.2 of such Agreement, and all mineral rights, tenures and properties whatsoever acquired pursuant to the provisions hereof, including all mineral rights, tenures and properties into which the same may be converted.

"Golden Trend Resources" means Golden Trend Resources Inc., a Nevada corporation.

"HC Claims" means the mining claims described in Schedule B-2 to the Option and Joint Venture Agreement (including the KM Exploration Claims), as the same may be reduced by claims and or leases abandoned or disposed of in accordance with Section 5.2 of such Agreement, and all mineral rights, tenures and properties whatsoever acquired pursuant to the provisions hereof, including all mineral rights, tenures and properties into which the same may be converted.

"J-Pacific" means J-Pacific Gold Inc., and its successors and permitted assigns.

"Jipangu" means Jipangu Inc., and its successors and permitted assigns.

"Joint Venture" means a joint venture formed between the parties pursuant to the Option and Joint Venture Agreement and Schedule C thereto.

"Joint Venture Property" means, after formation of the Joint Venture, the parties' right, title and interest from time to time in and to:

(a) the mining claims and other mineral rights, tenures and properties which underlie the Option or Options upon the exercise thereof in accordance with the provisions of the Option and Joint Venture Agreement, together with the mining claims and other mineral rights, tenures and properties which underlie such Option, if any, as may be exercised after the Operative Date and as may by agreement of the parties be added thereto;
(b) all Assets acquired or held by the Joint Venture in accordance with the provisions of Schedule C to the Option and Joint Venture Agreement; and
(c) all ores and other material mined or otherwise derived from the Property in connection with the operations of the Joint Venture until distributed to the parties in accordance with the provisions of Schedule C to the Option and Joint Venture Agreement.

"KM Exploration Claims" means all right, title and interest in and to the HC 1-20 mining claims referred to in Schedule B-2 to the Option and Joint Venture Agreement owned by KM Exploration LLC.

"KM Exploration Letter Agreement" means the letter agreement dated May 23, 2002 between KM Exploration LLC and J-Pacific.

"Laws" means all laws, statutes, regulations, treaties, judgements and decrees and, whether or not having the force of law, all official directives, rules, consents, approvals, authorizations, guidelines, orders and policies of any government or governmental authority.

"Management Committee" means at any time the management committee established by the parties in accordance with the provisions of the Option and Joint Venture Agreement or, after the Operative Date, Schedule C thereto.

"Mine and Plant" means any pits, openings, shafts and mine workings on the Property, all ore extraction, milling and other facilities constructed or installed on the Property including all buildings, plant, structures, machinery, equipment, housing, townsite, power, fuel and water supply, storage, mill processing and tailings disposal facilities, living accommodation, waste disposal, roads and other transportation or access facilities, loading and unloading facilities, and all other related property, facilities and infrastructure.

"Mine Closure Plan" has the meaning ascribed thereto in Section 10.2 of Schedule C to the Option and Joint Venture Agreement.

"Mine Maintenance Plan" has the meaning ascribed thereto in Section 10.1 of Schedule C to the Option and Joint Venture Agreement.

"Mineral Product" means all ores and other material mined or otherwise derived from the Property and all metals, gems, concentrates, precipitates and mill products produced or derived therefrom or from material leached in place on the Property.

"Mining Operations" means all exploration work, development work, production and other work or activity of any nature or kind whatsoever performed or incurred by or on behalf of a party on or in respect of the Property or pursuant to this Agreement in connection with exploring and developing the Property, establishing, commissioning and operating a Mine and Plant, producing Mineral Product, decommissioning the Mine and Plant and reclaiming the Property thereafter or otherwise.

"Operating Plan" has the meaning ascribed thereto in Section 9.2 of Schedule C to the Option Agreement.

"Operator" means the party acting or appointed as Operator from time to time under Schedule C to the Option and Joint Venture Agreement.

"Operative Date" means the date of formation of the Joint Venture.

"Option" means the Golden Trend Option or the HC Option (both as defined in Section 2.1 of the Option and Joint Venture Agreement), as the case may be, and "Options" means, collectively, the Golden Trend Option and the HC Option.

"Option and Joint Venture Agreement" means the Option and Joint Venture Agreement dated as of April 1, 2004 between J-Pacific Gold Inc. and Jipangu Inc. to which this Schedule A is annexed, including the recitals and schedules thereto, as amended, supplemented or restated from time to time.

"Option Period" means the period from the date of the Option and Joint Venture Agreement until the earlier of the formation of the Joint Venture and termination thereof.

"Participating Party" means a party with a Participating Interest of 10% or greater (or which owns a Participating Interest after the commencement of Commercial Production).

"Participating Interest" means the undivided beneficial ownership interest of a party in and to the Joint Venture Property determined in accordance with the provisions hereof.

"Prime Rate" means the rate per annum equal to the rate of interest quoted by Bank of Montreal from time to time as the reference rate of interest used by it to determine rates of interest on United States dollar demand loans to its commercial customers.

"production" or "producing operations" means the work of mining, extracting, handling, milling, concentrating and otherwise treating or processing products and all work incidental thereto, including reclamation and rehabilitation work.

"Production Plan" has the meaning ascribed thereto in Section 8.5 of Schedule C to the Option and Joint Venture Agreement.

"Property" means the all right, title and interest in and to Golden Trend Claims and the HC Claims.

"Rubicon Resources Deed" means the Deed With Reservation of Net Smelter Returns Royalty from Rubicon Resources Inc. to Golden Trend Resources dated March 29, 2002.

"transfer" means sell, assign, transfer, convey, exchange or otherwise alienate or dispose of.

SCHEDULE B DESCRIPTION OF THE PROPERTY
B-1. Golden Trend Claims
Claim	Location Date	County Recording Date	Book/Page	BLM Filing Date	BLM NMC Numbers
CTZ 1-15	05/21/99	07/22/99	328/58-72	08/03/99	805848-805862
CTZ 18-23	07/09/99	07/22/99	328/73-78	08/03/99	805863-805868
GT 1-36	07/10/93	07/19/93	249/189-224	08/12/93	680268-680303
GT 37-66	07/11/93	07/19/93	249/225-254	08/11/93	680304-680333
GT 67-80	05/15/94	07/21/94	271/440-453	07/29/94	702491-702504
GT 81-90	02/19/98	05/14/98	319/137-146	05/15/98	789943-789952
B-2. HC Claims
Claim	Location Date	County Recording Date	Book/Page	BLM Filing Date	BLM NMC Numbers
HC 1-20	11/02/01	01/30/02	345/564-583	01/30/02	827826-827845
HC 21-25	11/18/02	11/18/02	354/91-95	12/20/02	838667-838671
HC 26-43	10/23/02	11/18/02	354/96-113	12/20/02	838672-838689
HC 44-50	11/18/02	11/18/02	345/114-120	12/20/02	838690-838696

SCHEDULE C

JOINT VENTURE TERMS AND CONDITIONS

Table of Contents

1.	Interpretation	C-1
2.	Joint Venture	C-1
3.	Interests of the Parties	C-2
4.	Joint Venture Property	C-2
5.	Management Committee	C-3
6.	Operator	C-5
7.	Powers, Duties and Status of Operator	C-6
8.	Programs and Production Plans	C-9
9.	Producing Operations	C-12
10.	Suspension and Termination of Production	C-14
11.	Default and Operator’s Lien	C-15
12.	Area of Interest	C-16
13.	Disposition of Interests	C-17
14.	Arbitration	C-19
15.	Term and Termination	C-20
16.	General Provisions	C-21
Appendix

Appendix 1 - Accounting Procedure

SECTION 1

INTERPRETATION

1.1 Definitions. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed thereto in Schedule A to the Option and Joint Venture Agreement dated as of April 1, 2004 between J-Pacific and Jipangu to which this Schedule C is annexed (the "Option and Joint Venture Agreement") and "Agreement" where used herein means this Schedule C.

1.2 Interpretation. In this Agreement,

(a) all references to dollar amounts are references to United States currency;

(b) unless otherwise specified herein, references to "Sections" and "Schedules" are references to Sections of, and Schedules to, this Agreement;

(c) headings have been inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement; and

(d) In the event of any conflict or inconsistency between this Agreement and the Option and Joint Venture Agreement the provisions of this Agreement will prevail.

SECTION 2

JOINT VENTURE

2.1 Formation. The terms and conditions set out herein will become effective on the Operative Date. On such date, the provisions of this Schedule C (including the Accounting Procedure appended as Appendix 1 hereto) will be applied and interpreted as if contained in an agreement duly executed and delivered by the parties pursuant to which J-Pacific and Jipangu have agreed, on such terms and conditions, to associate and participate in a joint venture for the purposes of further exploring the Property and, if deemed warranted, developing the Property and bringing it into Commercial Production.

2.2 Relationship of Parties. The relationship of the parties in the Joint Venture is one of contractual joint venturers and is not, and is not to be construed as, a partnership, agency or fiduciary relationship. Except as otherwise expressly provided herein, the rights, privileges, powers, duties and liabilities of the parties are separate and not joint or joint and several and no party has any authority to act for or to assume any obligation or responsibility on behalf of any other party.

2.3 Independent Endeavours. Except as otherwise expressly provided herein, each party will have the unrestricted right independently to engage in and receive the full benefit of any activity of any sort whatsoever not related to the Property, whether or not competitive with the endeavours contemplated herein, without consulting with, or accounting to, or permitting the participation therein of, any other party. No party will be under any fiduciary or other duty to any other party which will prevent it from engaging in or enjoying the benefit of competing endeavours unless such party has knowledge or information relating to the Property derived from endeavours hereunder which has not been disclosed to the other parties and utilizes such knowledge and information for its own benefit or for the benefit of its affiliates or associates. For greater certainty, the legal doctrines of "corporate opportunity" or "business opportunity" sometimes applied to persons occupying a joint venture will not apply to any other endeavour of a party.

SECTION 3

INTERESTS OF THE PARTIES

3.1 General. Except as otherwise expressly provided herein, the apportionment of all costs incurred by the Operator in the conduct of operations under this agreement will be borne and paid by the parties in proportion to their respective Participating Interests from time to time and all Joint Venture Property will be owned or held by the parties in proportion to their respective Participating Interests from time to time.

3.2 Initial Participating Interests. As of the Operative Date, each party will have an equal 50% Participating Interest in the Joint Venture, and each party will be deemed conclusively for the purposes of the Joint Venture to have incurred as of the Operative Date costs equal to the Expenditures made or funded by Jipangu on or before such Operative Date. The Participating Interests of the Participating Parties will be subject to adjustment as herein provided.

3.3 Tax Deductions and Incentives. Each party will be entitled to take advantage of any deductions or incentives which may be available under the provisions of applicable Laws in relation to the costs and expenses incurred by it on exploration work, development work, producing operations or otherwise. The parties will cooperate in the preparation, execution and filing of all documentation and information relating to such deductions or incentives except to the extent detrimental to any party's tax position.

3.4 Governmental Grants. Any grant or other form of financial assistance received from any governmental authority by a party in connection with an Approved Program or Operating Plan as a contribution towards costs to be incurred by Participating Parties thereunder will be distributed to and shared by the Participating Parties in proportion to their Participating Interests at the time of receipt.

SECTION 4

JOINT VENTURE PROPERTY

4.1 Beneficial Ownership and Title. As and from the Operative Date, the parties will beneficially own the Joint Venture Property in proportion to their Participating Interests and the Joint Venture Property will be held by the Operator in its name in trust for the parties in accordance with their Participating Interests. A party will be entitled to register or record this Agreement or notice thereof against the Property in any public register or record and each party will cooperate in effecting the registration thereof and execute any documentation required in connection therewith. A party will be entitled on request to delivery of all documents as may be necessary to evidence or confirm its interest in the Joint Venture Property.

4.2 Surrender or Lapse of Property.

(a) Surrender or Lapse. Subject to the approval of the Management Committee, the Operator may surrender or let lapse all (but not less than all) of the right, title and interest in any mining claim or other tenure included in the Joint Venture Property after having first given 60 days prior written notice of its intention to do so to the non-Operator. If within that period the non-Operator elects to acquire such mining claim or other tenure, the Operator will, subject to the obtaining of all required governmental and regulatory consents and approvals, transfer the same to the non-Operator at the non-Operator's sole cost and expense, together with all data, drill core, maps, materials and other information in the Operator's possession directly relating to work carried out thereon, and will execute and deliver all documentation reasonably requested by the non-Operator to evidence and effect such transfer.

(b) Effect of Surrender or Lapse. Mining claims or other tenures surrendered or allowed to lapse in accordance with this Section will automatically cease to constitute part of the Joint Venture Property for the purposes of this Agreement and the Joint Venture and both parties will cease to have any right, title or interest therein; provided, however, that the surrender or lapse of any mining claim or other tenure will not relieve the parties from their obligation to remediate at their expense in accordance with their Participating Interests to the extent required by applicable Laws and good mining practice all damage to such surrendered mining claim or other tenure attributable to the operations of the Joint Venture.

(c) Re-acquisition. If any mining claim or other tenure is surrendered or allowed to lapse under the provisions of this Section, neither party nor any affiliate thereof may thereafter acquire any right, title or interest therein, or a right to acquire any of the same, except with the prior written consent of the other party, such consent not to be unreasonably withheld; provided, however, if a party re-acquires any right, title or interest in any such mining claim or other tenure in breach of this Section, the other party may elect, by notice to the re-acquiring party within 60 days of having actual notice of such re- acquisition, to have such mining claim or other tenure made subject to this Agreement and, if such election is made, the re-acquired mining claim or other tenure will become part of the Joint Venture Property and the costs of re-acquisition will be borne solely by the re-acquiring party and not included for the purposes of calculating the parties' respective Participating Interests.

SECTION 5

MANAGEMENT COMMITTEE

5.1 Establishment. The business and affairs of the Joint Venture will be subject to the general direction, control and management of the Management Committee. The Management Committee will be established on or forthwith after the Operative Date and will comprise one representative appointed by each Participating Party. Each Participating Party may also appoint one alternate representative who may attend all meetings and may act for a Participating Party's representative in his absence. A Participating Party may from time to time revoke in writing the appointment of its member to the Management Committee and appoint in writing another in his place.

5.2 Calling of Meetings. The Management Committee will meet on 20 days' notice given by either Participating Party and will meet at least four times per year. Any notice in respect of a meeting will include an agenda of items to be discussed at such meeting and such information as may be reasonably required to make a reasoned decision with respect thereto. On receipt of such notice, a party may give notice to the other party of items to be added to the agenda; provided, however, that unless the parties otherwise agree, an item may not be added to the agenda unless such notice to add such item is given on or before the 10th day prior to such meeting. Any member of the Management Committee may waive in writing the giving of such notice before or after such meeting. All meetings of the Management Committee (other than telephone or video conference call meetings) will be held in Nevada unless otherwise agreed to by all members thereof. Each party will bear the expenses incurred by its representative(s) in attending Management Committee meetings.

5.3 Quorum. A quorum for any Management Committee meeting will be constituted only if a member (or alternate) representing each Participating Party is present. If at any meeting a quorum is not present within half an hour from the time appointed for the meeting, the meeting will stand adjourned to the same place but on a date and at a time to be fixed by the chairman of the meeting before the adjournment, which shall be not less than 14 days following the date for which the meeting was called. Notice of the adjourned meeting shall be given to the representatives of all parties forthwith after the adjournment of the meeting. If a quorum is not present at the adjourned meeting within half an hour from the time appointed, the representative or representatives present and entitled to attend and vote at the meeting will constitute a quorum.

5.4 Chairman and Secretary. The representative of the Operator will be the chairman of the Management Committee. The Chairman will be entitled to appoint the secretary for the meeting. The secretary will take minutes of that meeting and circulate copies thereof to each representative.

5.5 Voting. Each representative on the Management Committee appointed by a Participating Party will be entitled to cast one vote for each full 1% Participating Interest held by such party. The Chairman will not be entitled to a casting vote or any other vote as chairman. All decisions of the Management Committee will be by majority vote unless the Participating Interests of the Participating Parties are equal, in which case all decisions of the Management Committee will not be effective or binding on the parties unless approved unanimously at a Management Committee meeting by the affirmative votes of all members of the Management Committee. In the case of an equality of votes on a matter, the matter, if not resolved within 90 days, will thereupon be submitted to arbitration hereunder.

5.6 Idem. The Management Committee may conduct meetings by telephone conference call and make decisions by obtaining the consent in writing of the representatives of the parties. Any decision so made shall be as valid as a decision made at a duly called and held meeting of the Management Committee.

5.7 Additional Rules of Procedure. The Management Committee may by agreement of the representatives of the parties establish such other rules of procedure not inconsistent with this agreement as the Management Committee deems appropriate.

5.8 Mandate. In addition to the matters specifically contemplated in this Agreement, the Management Committee will have the exclusive right and authority to direct, control and manage the business and affairs of the Joint Venture, including, without limitation, the exclusive right and authority:

(a) to consider and approve programs for Expenditures, and for a Feasibility Study, Production Plan, Operating Plan, Mine Maintenance Plan and Mine Closure Plan, and any material amendments, revisions or supplements to Approved Programs;

(b) to review all work and approve all financial reports on the operations conducted by the Operator hereunder;

(c) to review the annual ore reserve and resource estimates prepared by the Operator;

(d) to review and approve all material agreements between the Operator and its affiliates with respect to the operations conducted hereunder by the Operator; and

(e) to formulate general policies and directions to be followed by the Operator in the conduct of Mining Operations.

SECTION 6

OPERATOR

6.1 Operator. J-Pacific will be the Operator as of the Operative Date. Thereafter, the party which together with its affiliates holds the single largest Participating Interest will be entitled to appoint or act as Operator; provided, however, that so long as J-Pacific and Jipangu are the Participating Parties and J-Pacific holds at least a 40% Participating Interest, J-Pacific will be entitled to appoint or act as Operator.

6.2 Resignation of Operator. The party or person acting as Operator may resign upon 90 days' notice in writing to the parties. A resigning Operator will not be released from its obligations hereunder unless a successor operator shall have been appointed pursuant to Section 6.5 and shall have agreed to assume the duties and obligations of Operator hereunder.

6.3 Replacement of Operator. The Operator may be replaced:

(a) by the Management Committee, on 90 days' notice in writing to such Operator; or

(b) by a party or parties holding Participating Interests aggregating more than 50% if the Operator fails to perform a material obligation imposed on it under this Agreement, or is negligent in the performance of its duties hereunder and such negligence has a material adverse effect on the Joint Venture Property or the Joint Venture, if such party or parties has given the Operator notice in writing of the failure or negligence and a reasonable period (not to exceed 60 days) to take appropriate remedial action.

6.4 Insolvency of Operator. Notwithstanding any other provision hereof, the non-Operator party or parties will have the immediate right to replace the Operator by written notice to the Operator if the Operator admits in writing its inability to pay its debts as they become due, or makes an assignment for the benefit of creditors, or a receiver or a receiver and manager is appointed for all or a substantial part of its property, or files or has filed against it a valid petition in bankruptcy which it does not contest within 15 days notice of the filing thereof, or seeks any relief provided in the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) or other legislation respecting bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent. The Operator's appointment as Operator will terminate automatically on its receipt of such written notice.

6.5 Successor Operator. Any successor Operator will be appointed by the Management Committee and, if such appointment is not made on a timely basis, the non-Operator with the largest single Participating Interest will be entitled to be Operator. Upon the appointment of a successor Operator, the former Operator will cooperate fully with its successor and do all things necessary to promptly transfer to such successor all Joint Venture Property in its possession, under its control or held in its name in accordance with the terms hereof. The successor Operator will assume all the powers, duties, obligations and status of the Operator hereunder, without obligation to retain or hire any of the employees of the former Operator (except as may be required by applicable Laws) or to indemnify the former Operator for any costs incurred as a result of the termination of employment of any of its employees.

SECTION 7

POWERS, DUTIES AND STATUS OF OPERATOR

7.1 General. Subject to the overall control and direction of the Management Committee, the Operator has the power and authority to direct and control all operations conducted hereunder and exercise custody of the Joint Venture Property and to manage, implement and carry out Programs, Production Plans, Operating Plans, Mine Maintenance Plans and Mine Closure Plans approved by the Management Committee.

7.2 Specific Powers and Duties. In the conduct of operations hereunder, the Operator will: (a) manage and direct the operations of the Joint Venture in accordance with the provisions of this agreement and in a prudent and business-like manner, in accordance with good exploration, engineering, mining and environmental practices in the mining industry and in compliance with all applicable Laws;

(b) propose and, if approved by the Management Committee, implement and carry out Programs, Production Plans, Operating Plans, Mine Maintenance Plans and Mine Closure Plans;

(c) comply with all requirements under applicable Laws to maintain the Joint Venture Property and the rights and title of the Joint Venture thereto in good standing;

(d) make all payments of taxes, assessments, charges, royalties, rentals and fees lawfully levied or assessed against, or required to be paid in connection with, the Joint Venture Property;

(e) keep the Joint Venture Property free and clear of all liens or charges created by or arising from operations hereunder (except such as the Operator is contesting in good faith);

(f) pay all costs incurred in operations hereunder as and when due and payable and make proper charges to the parties for their proportionate shares thereof;

(g) keep at a convenient location or locations in the United States or Canada and maintain in accordance with the Accounting Procedure and separate from the other books, accounts and records of the Operator, true and correct books, accounts and records of operations hereunder in accordance with accounting principles and practices generally accepted in the mining industry and the Accounting Procedure and permit at all reasonable times the inspection, examination and copying thereof by any Participating Party;

(h) maintain one or more distinct bank accounts with a United States or Canadian chartered bank to which all receipts and payments with respect to the Joint Venture will be credited and from which all costs will be paid;

(i) with respect to each Approved Program for exploration work, provide the Participating Parties with:

(i) quarterly written progress reports indicating the status of work being conducted on the Property, including copies of drill logs and assay results when field work is in progress, along with an estimate of the costs incurred during such quarter, and will report any significant results to the Participating Parties forthwith; provided, however, that such quarterly reports will not be required during those periods in which there is no work being conducted on the Property; and

(ii) within three months of each year end, an annual report disclosing all significant results and technical data learned or obtained in connection with work in respect of the Property, as well as a breakdown of the costs incurred in carrying out such work;

(j) with respect to each Production Plan which is an Approved Program, prepare and provide to the Participating Parties a written monthly general status report covering the overall progress of operations thereunder, including costs incurred and variances, if any, to budget to date, and a quarterly detailed status report on overall progress of operations to date, including the progress of the engineering, design, procurement and construction of the machinery and equipment for the Mine and Plant and any scheduling changes;

(k) obtain and maintain, and to cause its contractors to obtain and maintain, for the benefit of the parties, general liability, property damage and other insurance as the Management Committee shall specify and furnish, upon request, evidence of such insurance coverage to each party;

(l) provide each Participating Party at all reasonable times and at its sole risk and expense, access to the Property and to all available information, including all data, drill core, maps, materials and other information relating to the results of work carried out hereunder; and

(m) after the commencement of Commercial Production, manage producing operations, furnish the necessary labour and materials therefor and have the power, authority and responsibility to do all other things necessary or appropriate for the proper conduct and/or suspension and termination thereof.

7.3 Emergencies. Regardless of whether an Approved Program is then being conducted, the Operator may, without the consent of the Management Committee or any other parties, take such actions and make such expenditures as are necessary to safeguard life and property, to protect or keep the Property in good standing, to prevent waste or to comply with a contractual obligation or with applicable Laws. The Operator will promptly report the emergency and the amounts expended or proposed to be expended to the other Participating Parties who will be liable for their proportionate share thereof and will pay the same on receipt of invoices therefor.

7.4 Financial Statements. The Operator will provide to the Management Committee annual financial statements prepared on a calendar year basis within 60 days of each fiscal year end. For each operating year of the Joint Venture following the approval by the Management Committee of a Production Plan, such statements will be audited by an auditor appointed by the Management Committee.

7.5 Operator's Fee. From and after the formation of the Joint Venture, in the conduct of exploration work, development work and producing operations hereunder, the Operator will be paid a fee for its services as Operator as set out in section 3.2 of Appendix 1.

7.6 Status of Operator and Employees. The Operator's status is that of an independent contractor. All employees hired by the Operator in connection with the operations of the Joint Venture are and will for all purposes be the employees of the Operator and not of the non- Operator.

7.7 Dealings with Affiliates. Any work contracted by the Operator from an affiliate thereof, and any Joint Venture Property acquired, leased, sold or disposed of by the Operator from or to an affiliate thereof, shall be obtained, acquired, leased, sold or disposed of, as the case may be, at fair market value. The Operator may not enter into any contract or agreement relating to the Joint Venture with any affiliate or other party or person with which it does not deal at arm's length without the prior written consent of the non-Operator, such consent not to be unreasonably withheld.

7.8 Sale and Insurance Proceeds. The proceeds of any sale or disposition of any Joint Venture Property will be paid to and divided between the Participating Parties in proportion to their Participating Interests. Any insurance monies received in respect of any loss or damage to any Joint Venture Property will, to the extent determined by the Operator, be applied to the repair or replacement thereof, and, to the extent not so applied, will be paid to and divided among the Participating Parties in proportion to their Participating Interests. 7.9 Commingling. The Operator will have the right to commingle Mineral Product with metallurgically consistent mineral product mined or removed from other properties owned by the Operator or in which the Operator has an interest, either before or after concentration or beneficiation and before or after commercial production, and to process such mineral product at a common processing plant, whether located on or off the Property, provided that all such Mineral Product is weighed, sampled and assayed prior to commingling in accordance with methods recognized at the time of commingling as good practice in the mining industry.

7.10 Indemnity for Operator. Each Participating Party will indemnify and save harmless the Operator from and against any loss, liability, claim, demand, damage and expense in connection with loss of life, personal injury or damage to property, including legal fees, resulting or arising out of any acts or omissions of the Operator or its directors, officers, employee, agents, contractors, licensees and invitees, in proportion to such party's Participating Interest as at the date such loss, injury or damage occurred, except to the extent that any of the same resulted from the negligence or wilful misconduct of the Operator or that of its directors, officers, employees or agents. Any act or omission of the Operator done or omitted to be done at the direction, or within the scope of the direction, or with the concurrence, of all representatives on the Management Committee or in good faith by the Operator to protect life or property will be deemed not to be negligence or wilful misconduct for the purposes of this agreement.

SECTION 8

PROGRAMS AND PRODUCTION PLANS

8.1 Programs. Within 90 days of end of each calendar year commencing with the year in which the Joint Venture is formed, the Operator will propose and submit to the Management Committee for its consideration a program and budget (a "Program") for:

(a) the conduct of exploration work on the Property for the next subsequent year (or other shorter period as the Operator considers appropriate or as the Management Committee requests); or

(b) the preparation of a Feasibility Study by an independent firm of qualified consulting mining engineers.

The Management Committee will review each Program and, if appropriate, approve the same, with such modifications as it deems fit (whereupon such Program will become an "Approved Program" for the purposes hereof).

8.2 Idem. If in any period of 12 consecutive months the Operator fails to propose a Program, or proposes a Program entailing less than $50,000 in Expenditures, then any other party holding a Participating Interest may propose a Program involving the expenditure of not less than $50,000. If such Program is accepted by parties who are willing to advance the full amount of the costs proposed thereunder, such Program will be treated as an Approved Program for the purposes of this Agreement. For the purposes of such Approved Program, the Operator will be entitled to act as Operator if it holds a Participating Interest and has agreed to advance its proportionate shares of the costs thereof; otherwise the parties participating therein may select the Operator for such Approved Program.

8.3 Amendments to Approved Programs. If any change occurs which would materially affect an Approved Program, the Operator will, as soon as practicable thereafter, prepare and submit for Management Committee consideration and approval appropriate amendments, revisions or supplements. Pending such approval, the Operator will have the authority to implement reasonable variations in the Approved Program as may be appropriate in the circumstances.

8.4 Feasibility Study. The Operator will deliver a copy of the Feasibility Study to all other parties forthwith after its receipt.

8.5 Production Plan. Within six months of completion of a Feasibility Study which recommends that all or part of the Property be brought into Commercial Production, the Operator will propose and submit to the Management Committee a detailed program and budget (a "Production Plan") for implementing the Feasibility Study and bringing the Property into Commercial Production. The Management Committee will review the Production Plan and, if appropriate, approve the same, with such modifications as it deems fit (whereupon such Production Plan will become an "Approved Program" for the purposes hereof).

8.6 Idem. If the Operator fails to propose a Production Plan within such period of six months, then any other Participating Party will be entitled to propose a Production Plan. In such event, such Participating Party will be entitled to proceed with such Plan and, unless the Operator shall hold a Participating Interest and has agreed to advance its proportionate share of the costs thereunder, to act as Operator.

8.7 Participation in Approved Programs. Subject to Section 8.8, within 30 days after the determination of an Approved Program, each Participating Party will elect in writing whether or not it will participate therein in accordance with its Participating Interest; provided, however, that the Operator, if holding a Participating Interest, will be deemed to have elected to participate in such Approved Program unless it elects otherwise. Upon its election or deemed election to participate in an Approved Program, a party will become liable for a percentage share of the costs thereof equal to its percentage Participating Interest.

8.8 Feasibility Study Funding Election by Jipangu. At all times when Jipangu has a 50% Participating Interest, it shall have the right to sole-fund any Approved Program for the preparation of a Feasibility Study. Jipangu may exercise such right by delivering written notice of such exercise to the Operator within 21 days after the determination by the Management Committee of such Approved Program. If Jipangu exercises such right, and if thereafter to the reasonable satisfaction of the Management Committee Jipangu provides or secures the financing required to bring the Property (or portion thereof) referred to in the Feasibility Study into Commercial Production, then, notwithstanding any other provision of this Agreement, Jipangu will be deemed to have acquired an additional 15% Participating Interest, and J-Pacific's Participating Interest in the Joint Venture will be correspondingly reduced.

8.9 Cost Over-runs. If the Operator incurs costs under an Approved Program in excess of those budgeted therefor, 10% of such excess over the budgeted costs will be deemed costs incurred thereunder and properly payable by the Participating Parties in accordance with their Participating Interests. Unless all such parties otherwise agree, the remainder of such excess over the budgeted costs, if any, will be the responsibility of the Operator and not included in costs for the purposes of Section 8.10.

8.10 Non-Participation in Approved Programs. Subject to Section 8.11 and subject to any adjustment in Participating Interests pursuant to Section 8.8:

(a) if and whenever a Participating Party does not participate in an Approved Program, its Participating Interest will be reduced so that its Participating Interest will be equal to the proportion, expressed as a percentage, which the aggregate of the Joint Venture costs borne by it is of the aggregate of the Joint Venture costs borne by all parties (including, for greater certainty, all costs which the parties are deemed to have incurred hereunder); and

(b) if a Participating Party fails to participate in an Approved Program, the other Participating Party who has agreed to participate therein will be entitled to pay the costs which such non-Participating Party would have borne had it participated therein; in such event, the Participating Interests of such parties will be rateably increased to the extent the non-Participating Party's Participating Interest is reduced pursuant to Section 8.10(a).

8.11 Back-in Right. Except in the circumstances described in Section 8.8, if the actual costs incurred in carrying out an Approved Program are less than 80% of the costs budgeted therefor, the Operator will notify those parties who were Participating Parties at the time of approval of the Approved Program and who elected not to participate therein of such fact and provide such parties with a period of 30 days in which to re-elect and to pay their proportionate share of the costs actually incurred under the Approved Program, plus interest thereon at the Prime Rate. If within such period such costs and interest are paid, the paying Participating Party(s) will be deemed to have participated in the Approved Program and the provisions of Section 8.10 will not apply.

8.12 Advances. The Operator will have the right from time to time to demand and receive from each Participating Party payment in advance for such party's share of the estimated amount of budgeted costs to be incurred under any Approved Program (net of prior advances not yet expended) by submitting to each Participating Party an expenditure projection for such estimated budgeted costs, together with an invoice for its share thereof. Each Participating Party (including the Operator, if applicable) will pay the Operator such invoiced amount within 30 days of receipt of such invoice.

8.13 Invoices. The Operator will on a monthly basis deliver to each Participating Party a statement of all costs incurred by the Operator in the conduct of operations on Approved Programs including relevant charges and credits. If at any time a Participating Party's share (or estimated share) of the costs incurred exceeds amounts advanced by it, it shall pay an amount equal to such excess within 5 business days of receiving the Operator's invoice therefor. If, on the completion or termination of an Approved Program, a Participating Party's share of the costs incurred is less than the amounts advanced by it, the Operator will as soon as practicable refund to or credit such party with an amount equal to the difference.

8.14 Royalty Interest.

(a) If the Participating Interest of a party (the "Assigning Party") decreases to below 10%, the Assigning Party's Participating Interest will be automatically conveyed to the other party in consideration for the granting of a net smelter return royalty interest from the sale of Mineral Product from the Property calculated in accordance with the provisions of Schedule D to the Option and Joint Venture Agreement in an amount equal to 2.0%. The conversion to a net smelter return royalty interest will not relieve the Assigning Party of its pro rata share of any obligation or liability, whether accrued before or after such conversion, arising out of Mining Operations conducted hereunder while the party was a Participating Party, including any environmental, reclamation and rehabilitation obligations and liabilities. No transfer or transfers of a Participating Interest directly or indirectly will entitle the transferor and the transferee(s) thereof to receive in the aggregate a net smelter return royalty interest which exceeds 2.0%.

(b) Each party acknowledges that exploration, development and operation of the Property involves significant financial risks and that the forfeiture by assignment and conveyance of an Assigning Party's Participating Interest as herein contemplated does not constitute a penalty but is rather based on a genuine assessment of the increased financial risks associated with the other party's increased contribution to Expenditures incurred to reduce the Assigning Party's Participating Interest to less than 10%.

(c) Each Assigning Party and the other party will use its reasonable best efforts to apply for and to obtain any required governmental or regulatory consent or approval required under applicable Laws, and any required third party consent or approval, to the transfer to such other party of the Assigning Party's Participating Interest and, subject to the obtaining of such consents and approvals, such other party may proceed to register or record such transfer against the Property in any public register or record and make all such other registrations and take all such other actions as are necessary or desirable to record and reflect the ownership interest of such other party therein.

SECTION 9

PRODUCING OPERATIONS

9.1 Operating Year. On and after the commencement of Commercial Production, all producing operations will be planned and conducted, and all estimates, reports and statements will be prepared and made, on the basis of an operating year.

9.2 Operating Plan. At least six months prior to the commencement of each operating year, the Operator will propose and submit to the Management Committee for its approval an operating plan ("Operating Plan") for such operating year containing:

(a) a plan of the proposed producing operations, including a comprehensive mining plan and any proposed exploration work and development work;

(b) a detailed estimate of all costs of producing operations, including any further or additional construction or capital costs and a reasonable allowance for contingencies;

(c) an estimate of the quantity and quality of the ore to be mined and the concentrates or metal to be produced; and

(d) such other facts as may be necessary to reasonably illustrate the results intended to be achieved by the Operating Plan.

The Management Committee will review each Operating Plan and approve the same, with such modifications as it deems fit, and the Operator will implement the Operating Plan as approved by the Management Committee.

9.3 Amendments to Approved Operating Plans. If any change occurs which would materially affect an approved Operating Plan, the Operator will as soon as practicable prepare and submit for Management Committee consideration and approval appropriate amendments, revisions or supplements. Pending such approval, the Operator will have the authority to implement reasonable variations in the approved Operating Plan as may be appropriate in the circumstances.

9.4 Production, Technical and Financial Information. After the commencement of Commercial Production the Operator will provide to each Participating Party within 30 days after the end of each calendar month:

(a) a production statement setting forth the production statistics for such month, including actual costs as compared with previously estimated costs and any material changes to estimated costs for the balance of the operating year;

(b) a technical report of activities for such month, together with such other technical and operational information as the Management Committee shall have required from the Operator; and

(c) a financial report for such month, consisting of a balance sheet, a statement of operating costs and a statement of concentrates produced and of mineral and concentrate inventory. 9.5 Monthly Accounting. After the commencement of Commercial Production, the Operator will provide to each Participating Party on a monthly basis a statement showing the cash disbursements estimated by the Operator to be incurred in the next calendar month, the amounts by which the contributions of the Participating Parties have exceeded or fallen short of the Operator's estimated costs for the immediately preceding calendar month and an amount equal to the aggregate of the cash amount (after taking into account any such excess or shortfall) which the Participating Parties are required to pay to the Operator on account of such estimated cash disbursements and any additional sum which the Operator may reasonably require for ongoing working capital. The Participating Parties will be liable for their proportionate share of such aggregate amount and will pay the same within 5 business days of receipt of such statement.

9.6 Working Fund. The Operator will account separately for all payments and establish and maintain at all times a cash working fund from which all costs relating to the Program may be paid by the Operator directly or from which the Operator may be reimbursed for such reimbursable costs expended by it and from which it may draw its fees and distribute surplus cash to the Participants in accordance with their Participating Interests. All monies received by the Operator from the Participating Parties pursuant to Section 9.5 or in payment of the Operator's invoices for costs or otherwise will be deposited to such fund.

9.7 Contingency Fund. The Operator may establish and administer a contingency fund to be applied by the Operator to satisfy all obligations of the Participating Parties under applicable Laws in connection with a Mine Maintenance Plan or Mine Closure Plan and including, without limitation, obligations for severance pay, pensions for employees and rehabilitation and reclamation work. Each Participating Party will contribute its proportionate share of such fund in accordance with its Participating Interest. Pending the application of the fund, the Operator will invest the fund in securities issued or guaranteed by any United States or Canadian federal, provincial or other governmental entity or agency, chartered bank, federal or provincial loan or trust company or such other securities as the Management Committee may authorize.

9.8 Taking in Kind. Unless otherwise agreed by all Participating Parties, each Participating Party will take delivery in kind (F.O.B. minesite or concentrator) as product is produced and will separately dispose of its proportionate share of all products produced from the Property. Each Participating Party will have sole ownership of and title to its proportionate share of products from the time of delivery and will be entitled to use, dispose of and deal with such share as it sees fit. All costs incurred by reason of a Participating Party taking product in kind and making separate dispositions therefor will be the responsibility of, and will be paid by, such party.

SECTION 10

SUSPENSION AND TERMINATION OF PRODUCTION

10.1 Suspension. At any time after the commencement of Commercial Production, the Operator or any Participating Party may at any time propose that producing operations be suspended and submit to the Management Committee for its consideration a detailed plan and budget (a "Mine Maintenance Plan") of the activities to be performed to maintain the Joint Venture Property during the period of suspension and the costs to be incurred in connection therewith. The Management Committee will review the Mine Maintenance Plan and, if appropriate, approve the same, with such modifications as it deems fit. If a Mine Maintenance Plan is so approved, the Operator will suspend producing operations in accordance therewith and the Participating Parties will be liable for their proportionate share of the costs thereof and will pay the same on receipt of invoices therefor. The Management Committee may cause producing operations to be resumed at any time.

10.2 Termination of Producing Operations. At any time after the commencement of Commercial Production, the Operator or any Participating Party may at any time propose that producing operations be terminated and submit to the Management Committee for its consideration a detailed plan and budget (a "Mine Closure Plan") of the activities to be performed to close the mine and rehabilitate and reclaim the Property and the costs to be incurred in connection therewith. The Management Committee will review the Mine Closure Plan and, if appropriate, approve the same, with such modifications as it deems fit. If a Mine Closure Plan is so approved, the Operator will terminate producing operations in accordance therewith and the Participating Parties will be liable for their proportionate share of the costs thereof and will pay the same on receipt of invoices therefor.

SECTION 11

DEFAULT AND OPERATOR'S LIEN

11.1 Default.

(a) If any Participating Party fails to pay its share of costs hereunder as and when such payment is due, such party will be in default unless it pays the same within 10 business days after receipt of notice from the Operator (or a non-defaulting Participating Party, if the defaulting Participating Party is also the Operator) specifying the failure to pay. If such party fails to make payment forthwith upon the receipt of such notice, it will be in default for the purposes of this Section.

(b) If such default occurs before approval of a Production Plan, the defaulting party will lose its rights to attend and vote at meetings of the Management Committee with respect to the Approved Program under which its default has occurred and the non-defaulting Participating Party may elect to have the defaulting party become subject to mandatory dilution as specified in Section 8.10 or in the alternative may elect to exercise any other rights and remedies available at law or in equity (including the right to sue for payment and/or foreclosure).

(c) If such default occurs before the approval of a Production Plan, the defaulting party may regain its rights to attend and vote at meetings of the Management Committee with respect to the Approved Program under which its default has occurred if, on or before the date when the next Program is submitted for Management Committee approval:

(i) the defaulting Participating Party has cured its default by paying all amounts owed hereunder; or

(ii) the non-defaulting Participating Party has elected to have the defaulting Participating Party become subject to mandatory dilution as specified in Section 8.10 or has otherwise recovered all amounts owed to it hereunder

(d) If such default occurs after the approval of a Production Plan, the defaulting party will lose its rights to attend and vote at meetings of the Management Committee and to elect to participate in current and any future Approved Programs and will have no right to regain the same, and the Operator (or the non-defaulting Participating Party if the defaulting Participating Party is also the Operator) will be entitled, but not obligated, to sell Mineral Product owned by the defaulting party on such terms as it may determine and apply the net proceeds to the total monies owing, plus interest, by the defaulting party.

If there is no Mineral Product to sell or there remains a deficiency in the total amount owing, the non-defaulting Participating Party may require the defaulting party to sell its entire Participating Interest to it at fair market value as determined by the parties to such sale or, if such parties cannot agree on such value within 60 days of the date of default, as determined by arbitration hereunder. If the non-defaulting Participating Party does not elect to purchase the Participating Interest of the defaulting party within 30 days of the determination of the fair market value thereof, the Operator may sell such interest in whole or in part, by public auction or private tender, on such terms as the Operator may determine provided the sale has been publicly advertised and the defaulting party has been given 14 days notice of the time and place of the sale. The defaulting party will perform all acts and execute all documents required to transfer its Participating Interest to the purchaser(s) thereof.

(e) If any deficiency remains after payment of the costs of sale and the total monies, plus interest, owing by the defaulting party, the deficiency will be a debt owing by the defaulting party to the non-defaulting Participating Party, the non-defaulting Participating Party will be obligated to reimburse the Operator for the amount of the deficiency and the amount when so paid will be deemed to be costs incurred for the purposes hereof.

(f) In lieu of exercising its rights under Section 11.1(c), the non-defaulting Participating Parties may elect to forgive the amounts in default and to have the defaulting party become subject to mandatory dilution as specified in Section 8.10 or, in the alternative, may elect to exercise any other rights and remedies available at law or in equity (including the right to sue for payment and/or foreclosure).

(g) No delay or omission by any non-defaulting Participating Party (or the Operator) in exercising its rights and remedies hereunder will operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof will preclude any other future exercise thereof or exercise of any other right or remedy.

11.2 Operator's Lien. As security for the payment of all sums due to the Operator from a party hereunder, the Operator is hereby given a lien and charge on the Mineral Products and the Participating Interest (or net smelter return royalty interest) of such party.

11.3 Interest. Any sum payable under this agreement to the Operator by a party which is not paid at or within the time specified herein for payment will bear interest at the Prime Rate plus 2% from and after the time at or by which such sum was payable until the same is paid.

SECTION 12

AREA OF INTEREST

12.1 Area of Interest.

(a) If after the Operative Date a party or any affiliate thereof acquires any right, title or interest in or to any mining claim or other tenure or mineral rights, titles and interests within one mile of the mining claims and other tenures included within the Property, such party will give notice to the Operator and to the other party within 30 days of such acquisition, disclosing the identity of the vendor or transferor, the material terms of the acquisition and all information as to such property known to it.

(b) If within 30 days of receipt of such notice the other party delivers notice to the acquiring party accepting the acquired property as constituting part of the Joint Venture Property, together with funds equal to its proportionate share of the acquiring party's acquisition costs, the acquiring party will convey such property to the Operator to be held in trust for the parties in accordance with their Participating Interests pursuant to Section 4.1 and the net costs incurred by each party in acquiring such property will be included for the purposes of calculating the parties' respective Participating Interests. If the other party fails to give such notice and to make such payment, it will have no right, title or interest whatsoever in or to such property.

(c) If a party acquires any right, title or interest in any property in breach of this Section, the other party may elect, by notice to such acquiring party within 60 days after having actual notice of such acquisition, to have such property made subject to this Agreement and, if such election is made, the acquired property will become part of the Joint Venture Property and the costs of acquisition will be borne solely by the acquiring party and not included for the purposes of calculating the parties' respective Participating Interests. SECTION 13

DISPOSITION OF INTERESTS

13.1 General Restriction. Notwithstanding any other provisions of this Agreement, no party may transfer or otherwise dispose of ("Sell") its Participating Interest (whether directly or indirectly, including through the sale of a subsidiary) except in accordance with the terms of this Agreement and no party may Sell less than all of its Participating Interest. A purported transfer of any Participating Interest in violation of this Agreement is void. 13.2 Transfer to Wholly-Owned Subsidiaries.

(a) A party may assign and transfer its Participating Interest to a wholly-owned direct or indirect subsidiary provided that, at or prior to the time of such transfer, the transferor notifies the other party of such transfer and the transferee undertakes and agrees with the other party hereto in writing to be bound by and to observe, perform and comply with the terms of this Agreement, including the provisions of this Section 13, and to assume all of the liabilities and obligations of the transferor under this Agreement, whether accruing before or becoming due after such transfer and assignment. The transferor and transferee will execute such agreements or documents as may be reasonably required in this regard by the other parties hereto.

(b) Any subsequent transfer by a party of control over a wholly-owned subsidiary will be void if the effect of such transfer is to avoid the application thereafter of Section 13.3. 13.3 Right of First Refusal.

(a) If a party (the "Seller") wishes to Sell all (but not less than all) of its Participating Interest, or if the Seller receives a bona fide offer from a third party for all of its Participating Interest which it wishes to accept, the Seller, prior to offering the same for sale or accepting such third party offer, will give notice in writing (the "Offer Notice") to the other party (the "Purchaser") of the price and terms of sale of such Participating Interest (the "Offered Interest"), together, if the Seller has received a third party offer, with a copy thereof.

(b) An Offer Notice will be deemed to constitute an offer (the "Offer") by the Seller to the Purchaser to Sell the Offered Interest on the terms and conditions set out in the Offer Notice and will be open for acceptance by the Purchaser for a period of 60 days from the date of its receipt by the Purchaser. In the case of a third party offer, the Offer Notice will identify the person or persons making the Offer and include such information as is known by the Seller about such person or persons.

(c) If the Purchaser gives notice to the Seller electing to accept the Offer within the 60 day period, such acceptance will constitute a binding agreement of purchase and sale between the Seller and the Purchaser in respect of the Offered Interest on the terms and conditions set out in the Offer Notice.

(d) If the Purchaser does not accept the Offer within the 60 day period, the Seller, if it has not received a third party offer, will be free to offer and Sell the Offered Interest to another purchaser on terms and conditions not more favourable to such purchaser than those set out in the Offer Notice, or, if it has received such a third party offer, may complete a sale of the Offered Interest to the person or persons making the Offer on the terms and conditions set out in the Offer Notice, subject, in either case, to the execution and delivery by the purchasing party of a written undertaking to be bound by and to observe, perform and comply with the provisions of this Agreement as though such purchasing party had been an original party hereto and to the completion of such sale within 100 days after the expiration of such 60 day period, failing which the Seller must again comply with the provisions of this Section 13.3 in respect of a sale and purchase of the Offered Interest.

(e) No party may make or accept any offer to or from a third party for its Participating Interest if the effect of such an offer would be to avoid the application of the provisions of Section 13.3.

13.4 Mortgage of Interest. A Participating Party may not mortgage and charge its Participating Interest except for the purpose of providing bona fide security to a lender for a loan solely to meet its contribution requirements with respect to a Production Plan, provided such security and any realization thereof is by its terms expressly subject to the provisions of this Agreement.

SECTION 14

ARBITRATION

14.1 Arbitration.

(a) The parties agree that any dispute or difference between them concerning this Agreement, other than a dispute or difference with respect to the approval of a proposed Feasibility Study, Production Plan, Operating Plan, Mine Maintenance Plan or Mine Closure Plan or any material amendments, revisions or supplements to any of the foregoing, which cannot be resolved by them will be settled by arbitration in accordance with the provisions hereof.

(b) The parties agree that it is a condition precedent to arbitration hereunder that the dispute or difference shall first be defined in detail and submitted in writing to their respective chief executive officers for resolution. Either party wishing to submit a dispute to the chief executive officers shall prepare such a written summary of the matter in dispute and deliver or mail it to the chief executive officers of each party at their addresses for service of notices hereunder. If, after a period of 10 business days following receipt of any such submission, the chief executive officers of the parties have not resolved any disputed matter, then either party may proceed to refer the dispute to arbitration as herein provided.

(c) Any arbitration to be carried out hereunder shall be subject to the following provisions, namely:

(i) The party desiring arbitration shall nominate one arbitrator and shall notify the other party of such nomination. Such notice shall set forth a brief description of the matter submitted for arbitration and the Section of this Agreement pursuant to which such matter is so submitted.

(ii) Such other party shall, within thirty calendar days after receiving such notice, nominate an arbitrator and the two arbitrators so nominated shall select an umpire independent of both parties to act jointly with them. If the arbitrators nominated by the parties are unable to agree on such independent umpire, a suitably qualified person independent of the parties will be designated by the President, a Vice- President or other elected senior officer of the Canadian Institute of Mining & Metallurgy to act as umpire.

(iii) The umpire shall fix the time and place for the purpose of hearing such evidence and representations as the parties may present and, subject to the provisions of this Section 14, the decision of the arbitrators and umpire or any two of them in writing shall be binding upon the parties.

(iv) The arbitrators and umpire shall, after hearing any evidence and representations that the parties may submit, make their decision and reduce the same to writing and deliver one copy thereof to each of the parties. The majority of the umpire and arbitrators may determine any matters of procedure for the arbitration not specified herein.

(v) If the party receiving the notice of the nomination of an arbitrator by the party desiring arbitration fails within such thirty calendar days to nominate an arbitrator, then the arbitrator nominated by the party desiring arbitration may proceed alone to determine the dispute in such manner and at such time as he or she shall think fit and his or her decision shall, subject to the provisions hereof, be binding upon the parties hereto.

(d) Notwithstanding the foregoing, any arbitration may be carried out by a single arbitrator or expert referee if the parties hereto so agree, in which event the foregoing provisions of this Section 14 shall apply mutatis mutandis. Each arbitrator and umpire shall have appropriate training and experience in respect of the disputed matter.

(e) All determinations made under the provisions of this Section 14 shall be binding on the parties hereto and constitute the final determination of the matter. The cost of the arbitration and the remuneration of the arbitrators and the umpire shall be borne by the parties in proportion to their Interests unless otherwise provided in the determination. SECTION 15

TERM AND TERMINATION

15.1 Termination. This Agreement will remain in force and effect until:

(a) there is only one Participating Party; or

(b) all rehabilitation, closure and reclamation work required by or pursuant to applicable Laws and good mining practice in respect of the Joint Venture Property has been completed or sufficiently provided for under such Laws and practice and the Joint Venture Property has been disposed of and is no longer owned by the Participating Parties and a final accounting thereof acceptable to such parties, acting reasonably, has been rendered to them.

15.2 Other Termination.

(a) Either Participating Party may elect to terminate this Agreement by written notice to the Operator and the other Participating Party if such other Participating Party (the "Insolvent Party") admits in writing its inability to pay its debts as they become due, or makes an assignment for the benefit of creditors, or a receiver or a receiver and manager is appointed for all or a substantial part of its property, or files or has filed against it a valid petition in bankruptcy which it does not contest within 15 days notice of the filing thereof, or seeks any relief provided in applicable legislation respecting bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent.

(b) If a Participating Party elects to terminate this Agreement pursuant to Section 15.2(a), such Participating Party will thereupon acquire an irrevocable option to purchase the Participating Interest of the Insolvent Party from its receiver or other legal representative for a purchase price equal to the fair market value thereof, payable in cash. If such Participating Party and such receiver or other legal representative are not able to agree on such fair market value, the determination of such value may at the option of either be decided by arbitration conducted in accordance with the provisions of subsections (c) through (e) of Section 14.1.

15.3 Effect of Termination. The termination of all or any part of this Agreement will not relieve the parties hereto from obligations or liabilities accrued or accruing to them under this Agreement or by reason of operations performed pursuant to or arising out of this Agreement whether before or after such termination and will not affect the provisions of this Agreement relating to the indemnification of the Operator or any party or to any net smelter return royalty interest acquired by a party hereunder, which provisions will survive termination.

SECTION 16

GENERAL PROVISIONS

16.1 Confidential Information. All Confidential Information provided to or received by a party from another party, whether before or after the date of this Agreement, is and will be treated as confidential. A party will not disclose Confidential Information to third parties, whether by way of press release or otherwise, except and to the extent the disclosure is required by law, stock exchange rules or a regulatory authority having jurisdiction or the disclosure is consented to by the other party (the "Non-Disclosing Party"); consent of such Non-Disclosing Party will not be unreasonably withheld or delayed in view of the parties' timely disclosure obligations. Without limiting the foregoing, it shall be reasonable for a Non-Disclosing Party to withhold its consent to the issuance of a press release if it has not been provided with an advance draft copy of such press release and an opportunity to consider and comment thereon. Where disclosure is required by law, stock exchange rules or a regulatory authority having jurisdiction, a party will, if permitted by such law, stock exchange rule or regulatory authority, use its reasonable best efforts to provide a copy of the information to be disclosed to the Non- Disclosing Party in advance of its disclosure and make such reasonable changes thereto as may be requested by the Non-Disclosing Party.

16.2 Other Cooperation. If, pursuant to the provisions hereof, a party is entitled to legal title and ownership of all or any part of the Property and a governmental or regulatory consent or other approval required to be obtained under applicable Laws in connection with the transfer of such title to such party has been refused or denied by any relevant governmental or regulatory authority, the Operator and the parties will use their best reasonable commercial efforts to cooperate in any arrangement which the entitled party may reasonably request to secure for it, to the extent permitted by law, the economic and other benefits and detriments it would have had if such consent or other approval had been obtained.

16.3 Geological Interpretations. No party will be liable to another party in respect of any opinions, findings, conclusions or other non-factual information in any report or other document provided to such other party, whether included by negligence or otherwise.

16.4 Time. Time is of the essence of this Agreement and each provision hereof.

16.5 Force Majeure.

(a) No party hereto will be liable under this Agreement to another party for any failure to perform any of its obligations caused by or arising out of any Event of Force Majeure.

(b) No right of a party will be affected, and no party will be found in default, under this Agreement by the failure of such party to meet any term or condition of this Agreement where such failure is caused by an Event of Force Majeure and, in such event, all times specified or provided for in this Agreement will be extended by a period commensurate with the period during which the Event of Force Majeure causes such failure.

(c) A party affected by an Event of Force Majeure will take all reasonable steps within its control to remedy the failure caused by such event; provided, however, that nothing contained in this Section 16.5 will require any party to settle any labour or industrial dispute or to test the constitutionality or validity of any applicable law or regulation enacted by any legislative body in any jurisdiction.

(d) Any party relying on the provisions of this Section 16.5 will forthwith give notice to the other party of the commencement of an Event of Force Majeure and of its end. 16.6 Indemnification. Each party (either, an "indemnifying party") will indemnify and save harmless the other from and against all suits, claims, demands, liabilities, losses and expenses which the other may suffer, incur or sustain resulting or arising from an act or thing done or omitted to be done by the indemnifying party in relation to the Property or this Agreement, including any breach or alleged breach of Laws, any non-fulfilment of any covenant or agreement or any misrepresentation or breach of warranty by or of the indemnifying party contained in the Agreement. The provisions of this Section 16.6 will survive termination of this Agreement and the Joint Venture.

16.7 Notice. Any notice or other communication under this Agreement to a party must be given in writing and delivered personally or sent by facsimile, addressed as follows:

(i) if to J-Pacific, to:
J-Pacific Gold Inc.
Suite 1440, 1166 Alberni Street
Vancouver, B.C.
Canada V6E 3Z3
Attention: President
Facsimile: +604 684-6678

(ii) if to Jipangu, to:
Jipangu Inc.
3-6-9 Kita-Shinagawa
Shinagawa-ku
Tokyo, Japan 140-0001
Attention: President
Facsimile: +813 3474-4679
with a copy to:

Davis & Company
2800 Park Place
Vancouver, B.C.
Canada V6C 2Z7
Attention: John M. Sibley
Facsimile: +604 687-1612

or to such other address, contact person or facsimile number as a party may specify by notice hereunder. Any such notice or communication, if delivered, will be deemed given when received, and if sent by facsimile, will be deemed given on the next business day following the date of transmission. Any Notice given hereunder to the Management Committee will be in writing and will be delivered, mailed or sent in accordance with this Section 16.7.

16.8 Successors and Assigns. This Agreement will be binding upon and enure to the benefit of the parties' successors and permitted assignees; provided, however, that any assignment by any party of all or any portion of its rights or obligations hereunder will include a provision whereby the transferee agrees with the other parties to be bound by and to observe, perform and comply with the terms of this Agreement, including the provisions of Section 13, and to assume all of the liabilities and obligations of the transferor under this Agreement, whether accruing before or becoming due after such transfer and assignment. The transferor and transferee will execute such agreements or documents as may be reasonably required in this regard by the other parties hereto. No assignment will serve to release or discharge the transferor from any of the said liabilities or obligations, unless all of the rights and obligations of the transferor have been assigned to the transferee and the parties hereto have released the transferor.

16.9 Governing Law. This Agreement will be interpreted and governed according to the laws of Ontario and the laws of Canada applicable therein and each party hereby attorns to the non- exclusive jurisdiction of the courts thereof.

16.10 Waiver of Partition. Each party waives the benefit of all provisions of law now in effect or as enacted in future relating to actions for partition of real and personal property and agrees that it will not resort to any action at law or in equity to partition the real or personal property subject to this Agreement.

16.11 Whole Agreement and Further Assurances.

(a) This Agreement constitutes the whole of this Agreement and encompasses the entire agreement between J-Pacific and Jipangu pertaining to the subject matter hereof. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties, and there are no warranties, representations or other agreements between the parties pertaining to the subject matter hereof except as specifically set forth herein.

(b) The parties agree to execute and cause to be executed such other documents, and take and cause to be taken such other actions, as are reasonably necessary:

(i) to secure and give effect to the rights and obligations granted and assumed hereunder; and

(ii) except as the parties may otherwise agree in accordance with the provisions hereof, to maintain the Property in good standing.

SCHEDULE D

NET SMELTER RETURN ROYALTY

1. The NSR (as defined herein) which may be payable by to a party (the "Payee") by a party (the "Payor") will be calculated and paid to the Payee in accordance with the terms of this Schedule.

2. The NSR will be calculated on a calendar quarterly basis.

3. For the purposes of this Schedule:

(a) "Gross Revenue" means the aggregate of the following amounts received in each quarterly period:

(i) all revenue received by the Payor in such quarter from arm's length purchasers of mineral products from the Property; or

(ii) the fair market value of all mineral products from the Property sold by the Payor in such quarter to persons not dealing at arm's length with the Payor; and

(iii) any proceeds of insurance received in such quarter due to loss or damage in respect of mineral products from the Property.

(b) "Permissible Deductions" means the aggregate of the following charges (to the extent not previously deducted or accrued in computing Gross Revenue) that are paid in each quarterly period:

(i) sales charges levied by any sales agent in respect of the sale of mineral products from the Property;

(ii) transportation and insurance costs incurred in respect of the transportation of mineral products from the Property to the place of beneficiation, processing, refining or treatment and, if applicable, to the place of delivery thereafter, including shipping, freight, handling and forwarding expenses and export and import taxes;

(iii) all costs, expenses and charges of any nature whatsoever which are either paid or incurred by the Payor in connection with the refinement or beneficiation of mineral products from the Property after leaving the Property, including all weighing, sampling, assaying and representation costs, metal losses, umpire charges and any penalties charged by the processor, refinery or smelter;

(iv) all other insurance costs paid by the Payor in respect of mineral products from the Property; and

(v) all amounts in the nature of a royalty in respect of production from the Property paid by the Payor pursuant to the provisions of any agreement or applicable legislation or regulation;

provided, however, that where a cost or expense otherwise constituting a Permissible Deduction is incurred by the Payor in a transaction with a party with whom it is not dealing at arm's length, such cost or expense may be deducted for the purposes hereof only as to the lesser of the actual cost incurred by the Payor and the fair market value thereof in light of all relevant circumstances at the time.

(c) "Property" has the meaning ascribed thereto in the agreement pursuant to which the NSR is paid at the time the NSR first becomes payable thereunder.

(d) "Net Smelter Return" means Gross Revenue less Permissible Deductions.

(e) "NSR" means the percentage of Net Smelter Return payable pursuant to the agreement under which the NSR becomes payable.

4. The NSR will be calculated and paid within 30 days after the end of each calendar quarter ending on the last day of March, June, September and December of each year. Smelter settlement sheets, if any, and a statement (the "Statement") setting forth calculations in sufficient detail to show how the payment was derived will be submitted with each payment.

5. If final amounts are required for the calculation of the NSR are not available within the time period referred to in paragraph 4 of this Schedule, then provisional amounts will be established, the NSR will paid on the basis of such provisional amounts and positive or negative adjustments will be made to the payment in the next succeeding quarter, as necessary.

6. All NSR payments will be considered final and in full satisfaction of all obligations of the Payor with respect thereto unless the Payee delivers to the Payor a written notice (an "Objection Notice") describing and setting forth a specific objection to the calculation thereof within 60 days after receipt by the Payee of the Statement. If the Payee objects to a particular Statement as provided, the Payee will, for a period of 60 days after the Payor's receipt of the Objection Notice, have the right, upon reasonable notice and at a reasonable time, to have the Payor's accounts and records relating to the calculation of the NSR in question audited by the auditors of the Payor. If such audit determines that there has been a deficiency or an excess in the payment made to the Payee, such deficiency will be resolved by adjusting the next monthly NSR payment due hereunder. The Payee will pay all costs and expenses of such audit unless a deficiency of 2.5% or more of the amount due is determined to exist. Failure on the part of the Payee to deliver an Objection Notice to the Payor within 60 days after receipt of a Statement will conclusively establish the correctness and sufficiency of the Statement and related NSR payment.

7. All books and records used and kept by the Payor to calculate the NSR due hereunder will be kept in accordance with Canadian generally accepted accounting principles consistently applied.

8. All profits and losses resulting from the Payor engaging in any commodity futures trading, options trading, metals trading, gold loans or any combination thereof and any other hedging transactions with respect to mineral products from the Property are specifically excluded from calculations of NSR payments due hereunder; provided, however, that nothing herein restricts the ability of either the Payor or the Payee to engage in speculative hedging trading activities for its own account.

9. Fair market value for gold, silver, copper, zinc and lead will be determined as follows: (a) for gold, by using the quarterly average price of gold, calculated by dividing the sum of the daily afternoon gold fix price quoted by the London Bullion Market Association on each day in the calendar quarter in question on which such prices were quoted by the number of days for which such prices were quoted;

(b) for silver, copper, zinc and lead, by using the quarterly average price thereof, calculated by dividing the sum of the daily closing price thereof quoted by the New York Commodity Exchange on each day in the calendar quarter in question on which such prices were quoted by the number of days for which such prices were quoted.

10. The Payor will have the right at any time to require the Payee to transfer and assign to it one-half of the NSR upon delivering notice of transfer in writing to the Payee, together with the sum of $US 1 million in cash, whereupon, notwithstanding any provision of the agreement pursuant to which the NSR shall first have become payable, the percentage of Net Smelter Return payable thereafter hereunder will be reduced to 1% effective upon receipt by the Payee of all payments on account of NSR due and payable at the end of the next calendar quarter hereunder (and under such agreement). Each of the Payor and the Payee will use its reasonable best efforts to apply for and to obtain any required governmental or regulatory consent or approval required under applicable Laws, and any required third party consent or approval, to any transfer of NSR interest in accordance with the provisions hereof and, subject to the obtaining of such consents and approvals, the Payor may proceed to register or record such transfer against the Property in any public register or record and make all such other registrations and take all such other actions as are necessary or desirable to record and reflect the same.

APPENDIX 1
ACCOUNTING PROCEDURE

1. Interpretation

1.1 Definitions. In this Appendix capitalized terms used but not defined herein have the respective meanings ascribed thereto in Schedule A to the Agreement and:

(a) "Agreement" means the option and joint venture agreement dated as of April 1, 2004 between J-Pacific Gold Inc. and Jipangu Inc., including the Schedules thereto and the provisions hereof.

(b) "Count" means a physical inventory count.

(c) "Employees" means those employees of the Operator assigned to and directly engaged in the conduct of Mining Operations.

(d) "Employee Benefits" means the Operator's cost of holiday, vacation, sickness, disability benefits, field bonuses and any other customary allowances or payments, and the Operator's cost of established plans for group life insurance, hospitalization, pension, retirement and other customary plans maintained for the benefit of Employees and Personnel, which costs may be charged as a percentage assessment on the salaries and wages of Employees and Personnel on a basis consistent with the Operator's cost experience.

(e) "Field Offices" means the necessary sub-office(s), camps, warehouses and other facilities in each place where an Approved Program or producing operations are being conducted.

(f) "Government Contributions" means the costs or contributions made by the Operator pursuant to assessments imposed by any governmental authority which are applicable to the salaries and wages of Employees or Personnel.

(g) "Joint Account" means the books of account maintained by the Operator to record all costs, expenses, credits and other transactions arising out of or incurred in connection with Mining Operations.

(h) "Material" means the personal property, equipment and supplies acquired or held for use in Mining Operations.

(i) "Personnel" means those management, supervisory, administrative, clerical and other personnel of the Operator normally associated with the Supervision Offices and whose salaries and wages are charged directly to the Supervision Office in question.

(j) "Reasonable Expenses" means the reasonable expenses directly related to the Joint Venture of Employees or Personnel for which those Employees or Personnel may be reimbursed under the Operator's usual expense account practice.

(k) "Supervision Offices" means the Operator's offices or departments within the Operator's offices from which the Joint Venture is generally supervised.

2. General

2.1 Joint Account. The Operator will maintain the Joint Account in accordance with the provisions of Schedule C to the Agreement and this Appendix.

2.2 Invoices. The Operator will by invoice charge each Participating Party with its proportionate share of costs as contemplated by Schedule C to the Agreement, net of any advances paid, and will deliver with each invoice a statement indicating all charges and credits to the Joint Account, including a reconciliation of advances made to costs incurred prior thereto.

3. Charges to Joint Account

3.1 Direct and Indirect Charges. The Operator will charge the Joint Account with the following items:

(a) Contractor's charges. All proper costs relative to Mining Operations incurred under contracts entered into by the Operator with third parties.

(b) Labour charges. The salaries and wages of Employees in an amount calculated by taking the full salary or wage of each Employee multiplied by that fraction which has as its numerator the total time for the month that the Employee was directly engaged in the conduct of the Program and as its denominator the total normal working time for the month of the Employee, the Reasonable Expenses of the Employees and Employee Benefits and Government Contributions in respect of the Employees in an amount proportionate to the charge made to the Joint Account in respect of their salaries and wages.

(c) Office maintenance. (i) The expenses of maintaining and operating Field Offices (less any revenue therefrom); and (ii) that portion of the expenses of maintaining and operating Supervision Offices (if any) equal to the total of such expenses multiplied by a fraction the numerator of which is the actual total staff man days spent on Mining Operations by Personnel directly chargeable to such office and the denominator of which is the total staff man days for Personnel directly chargeable to such office whether in connection with Mining Operations or otherwise.

(d) Material. The cost of Material purchased or furnished by the Operator for use in respect of Mining Operations.

(e) Transportation charges. The cost of transporting Employees and Material necessary for Mining Operations.

(f) Service charges. The cost of services and utilities procured from outside sources and the use and service of equipment and facilities furnished by the Operator in accordance with Section 4.2 hereof.

(g) Damage to Joint Venture Property. All costs or expenses incurred to repair or replace Joint Venture Property as a result of any damage or loss incurred by fire, flood, storm, theft, accident or any other cause, net of the proceeds of policies of insurance in respect thereof.

(h) Legal expenses. All costs of handling, investigating and settling any litigation or claims arising by reason of Mining Operations or necessary to protect or recover Joint Venture Property including legal fees, court costs, expenses of procuring evidence and amounts paid in settlement or satisfaction of any such litigation or claims (excluding disputes between the Operator and any Participating Party).

(i) Taxes. All taxes, duties, rates, fees, royalties or assessments of whatever nature (except income taxes) assessed, imposed or levied upon or in connection with the Joint Venture Property, the Mining Operations or in respect of or measured by the products thereof which have been paid by the Operator to any governmental authority for the benefit of the parties.

(j) Insurance. Net premiums paid for such policies of insurance on or in connection with Mining Operations as may be required to be carried by law and as the Operator may carry for the protection of the parties, together with deductibles applicable in the event of insured losses thereunder.

(k) Rentals. Fees, rentals and other similar charges required to be paid for acquiring, recording and maintaining permits, mineral claims and mining leases and rentals and royalties which are paid as a consequence of Mining Operations.

(l) Permits. Permit costs, fees and other similar charges which are assessed by various governmental agencies.

(m) Other expenditures. Such other costs and expenses as are incurred with the approval of the Management Committee for the necessary and proper conduct of Mining Operations or as may be contemplated by the Agreement.

3.2 General Administration and Overhead. The Operator may charge the Joint Account with a charge on account of general administration and overhead expenses equal to:

(a) 10% of the costs of conducting exploration work;

(b) 5% of the costs of conducting development work excluding:

(i) the cost of capital equipment with unit costs in excess of $50,000; and

(ii) the cost of work contracted to third parties for the construction of any underground facilities, surface facilities and infrastructure where such contract has a cost in excess of $250,000;

in respect of which costs the Operator may charge 1.5% thereof; and

(c) 3.5% of the costs of conducting producing operations.

4. Material, Services, Equipment and Facilities

4.1 Materials and Services. Subject to Section 4.2 hereof, the Operator will procure all Materials and services used in connection with the Joint Venture and the costs thereof may be charged to the Joint Account at the price paid by the Operator after deduction of any discounts actually received.

4.2 Equipment and Facilities. The Operator will be entitled to supply for use in connection with Mining Operations equipment and facilities owned by the Operator and to charge the Joint Account with reasonable costs commensurate with the ownership and use thereof (but not exceeding competitive rates therefor).

5. Material and Counts

5.1 Material. The Operator will maintain records of Material in reasonable detail.

5.2 Counts. Following the commencement of producing operations, the Operator will perform Counts from time to time at reasonable intervals and shall at least once in every 12 month period reconcile each item of the inventory with the Joint Account and provide each Participating Party with a statement listing the overages and shortages. The Operator may not be held accountable for any shortages of inventory except such shortages as may have arisen due to lack of reasonable diligence on the part of the Operator.

5.3 Entitlement of Participating Party. Each Participating Party will be entitled at such party's cost and during normal business hours to perform a Count on giving at least 10 business days advance notice thereof to the Operator. A Participating Party who has not requested and taken a Count within 60 days of the fiscal year end of the Operator will be deemed to have approved the inventory as determined by the Operator as at such year end.

6. Adjustments and Audits

6.1 Invoices and Statements. Payment of any invoice will not prejudice the right of a Participating Party to protest the correctness of the invoice or the statement supporting the same. All invoices and statements presented by the Operator to a Participating Party will conclusively be deemed to be true and correct on the expiry of 12 months following the end of the fiscal year to which such invoice or statement relates, unless within such 12 month period the Operator gives the Participating Party notice claiming an adjustment to the invoice or statement.

6.2 Adjustments in Favour of Operator. The Operator may not adjust any invoice or statement in its favour after the expiry of 12 months following the end of the fiscal year to which the invoice or statement relates.

6.3 Audits. A Participating Party will be entitled on notice to the Operator to request that the independent public accountants of the Operator provide the Participating Party with their opinion that any invoice or statement delivered by the Operator has been prepared in accordance with the Agreement. The time required for giving the audit opinion will not extend the time provided in Section 6.2 for the Operator to adjust an invoice or statement. The cost of such opinion will be for the account of the Participating Party unless the audit disclosed an error which is greater than 1% and adverse to the Participating Party, in which case the cost will be for the account of the Operator.

6.4 Adjustments. Notwithstanding the foregoing provisions of this Section 6, the Operator may make adjustments to an invoice or statement which arise out of a Count or as a result of an audit.